Exhibit 10.1

Execution Version

BARCLAYS 745 Seventh Avenue New York, New York 10019	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK 1301 Avenue of the Americas New York, New York 10019	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282

ABN AMRO CAPITAL USA LLC 100 Park Avenue New York, New York 10017	MUFG BANK 1221 Avenue of the Americas New York, New York 10020	ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281

STANDARD CHARTERED BANK 1095 Avenue of the Americas New York, New York 10036

PERSONAL AND CONFIDENTIAL

April 4, 2018

McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention:    Mr. Stuart Spence

Executive Vice President and Chief Financial Officer

Project Hydra

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This Amended and Restated Commitment Letter amends and restates and supersedes that certain Commitment Letter, dated as of December 18, 2017 (as amended by that certain (i) Commitment Letter Joinder, dated December 18, 2017, among Barclays, CACIB, GS, the Company and ABN AMRO (each as defined below), (ii) Commitment Letter Joinder, dated December 23, 2017, among Barclays, CACIB, GS, ABN AMRO, the Company and MUFG (as defined below), (iii) the Commitment Letter Joinder, dated December 23, 2017, among Barclays, CACIB, GS, ABN AMRO, the Company and Standard Chartered (as defined below) and (iv) the Commitment Letter Joinder, dated February 19, 2018, among Barclays, GS, ABN AMRO, MUFG, Standard Chartered and RBC (as defined below), the “Original Commitment Letter”), from the Commitment Parties (as defined below) to McDermott International, Inc., a Panamanian corporation (the “Company” or “you”).

We are pleased to confirm the arrangements under which each of Barclays Bank PLC (“Barclays”), Crédit Agricole Corporate and Investment Bank (“CACIB”), Goldman Sachs Bank USA (“GS”), ABN AMRO Capital USA LLC (“ABN AMRO”), MUFG Bank, Ltd. (formerly known as The Bank of Tokyo Mitsubishi UFJ, Ltd.), a member of MUFG, a global financial group (“MUFG”), Royal Bank of Canada (“RBC”) and Standard Chartered Bank (“Standard Chartered”; Barclays, CACIB, GS, ABN AMRO, MUFG, RBC and

Standard Chartered, collectively, the “Commitment Parties,” “we” or “us”) are (i) exclusively (subject to Section 1 below) authorized by the Company, to act in the roles and capacities described herein and (ii) providing commitments in connection with the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this commitment letter and the attached Exhibits A, B, C and D hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Exhibits hereto.

You have informed the Commitment Parties that the Company intends to consummate certain business combination transactions (the “Combination”) of an entity previously identified to us as “Comet” (the “Target”), pursuant to that certain Business Combination Agreement, dated as of December 18, 2017 (as in effect from time to time subject to the limitations set forth herein, together with the schedules and exhibits thereto, the “Business Combination Agreement”), among the Company, the Target and the subsidiaries of the Company and the Target party thereto. You have informed us that (a) the Combination, (b) the payment of fees and expenses in connection with the Combination, (c) the repayment of all Existing Company Indebtedness (as defined in Exhibit D hereto) and the replacement, backstop or cash collateralization of all letters of credit issued thereunder, (d) the repayment of all Existing Target Indebtedness (as defined in Exhibit D hereto) and the replacement, backstop or cash collateralization of all letters of credit issued thereunder (clauses (a) through (d) collectively, the “Transactions”) and (e) working capital and other liquidity needs of the Company following the Closing Date (as defined in Exhibit B hereto) will be financed from the following sources:

•	a $2,260 million senior secured term loan facility (the “Term Loan Facility”) having the terms set forth on Exhibit B;

•	a $1,000 million senior secured revolving credit facility (the “Revolving Facility”) having the terms set forth on Exhibit B;

•	a $1,390 million senior secured letter of credit facility (the “LC Facility” and, together with the Term Loan Facility and the Revolving Facility, the “Senior Credit Facilities”), subject to the Company’s Reallocation Option (as defined below), having the terms set forth on Exhibit B;

•	the issuance by the Company of debt securities pursuant to a Rule 144A offering or other private placement (the “Takeout Notes”) or, in the event that gross cash proceeds aggregating less than $1,300 million are received by the Company from the offering of Takeout Notes or the incurrence of other Takeout Debt (as defined in the Facilities Fee Letter referred to below) after the Original Commitment Letter Date (as defined below) and on or prior to the time the Transactions are consummated, borrowings by the Company of unsecured senior increasing rate bridge loans (the “Bridge Loans”) under a bridge loan facility (the “Bridge Facility” and, together with the Senior Credit Facilities, the “Facilities”) in an aggregate principal amount of up to $1,300 million, subject to reduction as provided below and in Section 9, having the terms set forth on Exhibit C. The aggregate principal amount of Bridge Loans available to be borrowed on the Closing Date will be automatically reduced by the gross cash proceeds received by the Company from any sale or placement by the Company of Takeout Notes, other Takeout Debt or the net cash proceeds of a public offering of common stock by the Company (an “Equity Offering”) as provided in Section 9 after the Original Commitment Letter Date and on or prior to the Closing Date; and

•	up to approximately $70 million of the Company’s cash on hand.

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1.	Commitments; Titles and Roles.

Each of Barclays, CACIB, GS, ABN AMRO, MUFG and RBC is pleased to confirm its commitment to act, and you hereby appoint each of Barclays, CACIB, GS, ABN AMRO, MUFG and RBC to act, as joint lead arrangers and joint bookrunners for the Senior Credit Facilities (collectively, and together with any Additional Agent you appoint to act as a joint lead arranger for the Senior Credit Facilities in accordance with your Designation Right (as defined below), the “Bank Lead Arrangers”), Standard Chartered is pleased to confirm its commitment to act, and you hereby appoint Standard Chartered to act, as co-manager under the Senior Credit Facilities, each of Barclays, CACIB, GS, ABN AMRO, MUFG and RBC is pleased to confirm its commitment to act, and you hereby appoint each to act, as joint lead arrangers and joint bookrunners for the Bridge Facility (collectively, and together with any Additional Agent you appoint to act as a joint lead arranger for the Bridge Facility in accordance with your Designation Right, the “Bridge Lead Arrangers” and, together with the Bank Lead Arrangers, the “Arrangers”) and Standard Chartered is pleased to confirm its commitment to act, and you hereby appoint Standard Chartered to act, as co-manager under the Bridge Facility. In addition, each of the Commitment Parties is pleased to advise you of its several, but not joint, commitment to provide the percentage of the aggregate principal amount of the Term Loan Facility and Bridge Facility and the principal amount of the Revolving Facility and LC Facility set forth on the attachments following each of their respective signature pages attached hereto (which, in the case of each of the Term Loan Facility and the Bridge Facility, sum to 100%), in each case on the terms contained in this Commitment Letter and subject only to the conditions set forth in the first paragraph of Section 2 below and in Exhibit D hereto; provided that the commitments herein of the Commitment Parties are subject to your obtaining commitments in respect of the remainder of the LC Facility and the remainder of the Revolving Facility on the same terms and conditions as those set forth in the draft credit agreement posted by Barclays and CACIB to the potential Lenders on April 3, 2018. In addition, you hereby appoint (i) Barclays to act as administrative agent for the Term Loan Facility (in such capacity, the “Term Loan Administrative Agent”), (ii) CACIB to act as administrative agent for the Revolving Facility and the LC Facility (in such capacity, the “Revolving and LC Facilities Administrative Agent” and, together with the Term Loan Administrative Agent, the “Senior Credit Facilities Administrative Agents”) and (iii) Barclays to act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, together with the Term Loan Administrative Agent and the Revolving and LC Facilities Administrative Agent, the “Agents”). You agree that (i) Barclays will have “left” placement in any and all marketing materials or other documentation used in connection with the Term Loan Facility and CACIB shall be placed immediately to the right of Barclays, (ii) CACIB will have “left” placement in any and all marketing materials or other documentation used in connection with the Revolving Facility and the LC Facility and Barclays shall be placed immediately to the right of CACIB and (iii) Barclays will have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility and CACIB shall be placed immediately to the right of Barclays. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

Notwithstanding the foregoing, you will have the right (the “Designation Right”) (x) to appoint additional arrangers, bookrunners, co-agents or co-managers in respect of the Senior Credit Facilities and the Bridge Facility (each such arranger, bookrunner, co-agent or co-manager, an “Additional Agent”) exercisable within 7 days following the date of the Company’s acceptance of the Original Commitment Letter in a manner and with economics determined by you in consultation with the applicable Additional Agent and with the Arrangers and (y) to appoint additional co-managers in respect of the Senior Credit Facilities and the Bridge Facility (each such co-manager, an Additional Agent) exercisable within 28 days following the date of the Company’s acceptance of the Original Commitment Letter in a manner and with economics determined by you in consultation with the applicable Additional Agent and with the Arrangers; provided

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that the fees to be provided to any Additional Agent appointed pursuant to clauses (x) and (y) shall be limited as described in the Facilities Fee Letter; provided that (a) you may not appoint more than (i) 5 additional bookrunners in respect of the Senior Credit Facilities and (ii) 5 additional bookrunners in respect of the Bridge Facility, (b) [reserved], (c) in the case of each of the Term Loan Facility and the Bridge Facility, each of Barclays and CACIB shall receive no less than 30% of the total economics with respect to each of the Term Loan Facility and the Bridge Facility and GS shall receive no less than 6.67% of the total economics with respect to each of the Term Loan Facility and the Bridge Facility, (d) you may not allocate a greater percentage of the total economics in respect of each of the Term Loan Facility and the Bridge Facility to any such Additional Agent than the percentage of the total economics with respect to the Term Loan Facility and the Bridge Facility allocated to Barclays or CACIB and (e) to the extent you appoint Additional Agents (x) with respect to the Term Loan Facility and the Bridge Facility, the aggregate economics allocated to, and the aggregate commitment amounts of, Barclays, CACIB and GS, collectively, under the Term Loan Facility and the Bridge Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate) under the Term Loan Facility and the Bridge Facility and (y) to the extent you appoint Additional Agents with respect to the Revolving Facility and the LC Facility, after you have received commitments with respect to the full amount of the Revolving Facility and LC Facility, the commitments of Barclays, CACIB and GS, with respect to the Revolving Facility and the LC Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate) under the Revolving Facility and the LC Facility. Upon your exercise, if any, of the Designation Right and the execution and delivery by the Additional Agent(s) of customary joinder documentation, which shall not add any conditions to the availability of the Facilities or change the terms of the Facilities or increase compensation payable by you in connection therewith except as set forth in this Commitment Letter and the Facilities Fee Letter and which shall otherwise be reasonably acceptable to you and us, each such Additional Agent shall, to the extent provided in such joinder, constitute a “Commitment Party” for all purposes under this Commitment Letter and the Facilities Fee Letter.

Our fees for our commitment and for services related to the Facilities are set forth in the amended and restated arranger fee letter entered into by the Company and the Commitment Parties on the date hereof (the “Facilities Fee Letter”), the amended and restated agent fee letter entered into by the Company, Barclays and CACIB on the date hereof (the “Agent Fee Letter”) and any other fee letter to any other Lender consented to by the Lead Arrangers holding (or whose affiliates hold) a majority of the aggregate commitments under the Term Loan Facility and the Bridge Facility (together with the Facilities Fee Letter and the Agent Fee Letter, the “Fee Letter”).

2.	Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject solely to the conditions set forth in the proviso of the second sentence of Section 1 and Exhibit D hereto and the execution and delivery by the Credit Parties of the Senior Credit Facilities Documentation and the Bridge Facility Documentation, in each case to be negotiated and prepared in a manner consistent with this Commitment Letter, including the Senior Credit Facilities Documentation Principles and the Bridge Documentation Principles.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Credit Facilities Documentation and the Bridge Facility Documentation (collectively, the “Facilities Documentation”) or any other letter agreement or other undertaking concerning the financing of the Combination to the contrary, the Facilities Documentation shall not contain any conditions precedent to the availability of the Facilities on the Closing Date other than the conditions precedent expressly set forth in the first paragraph of this Section 1 and in Exhibit D hereto, and the terms of the Facilities Documentation will be such that they do not impair the availability of the Facilities on the Closing Date if such conditions are satisfied (it being

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understood that, to the extent that any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement under the Uniform Commercial Code, (y) intellectual property filings with the United States Patent or Trademark Office or the United States Copyright Office or (z) the delivery of certain certificated equity interests constituting Collateral, except that certificated equity interests of the Target’s subsidiaries, together with any stock power or similar endorsement in blank for the relevant certificate (to the extent required by the term sheet attached hereto as Exhibit B) shall only be required to be delivered on the Closing Date to the extent received from the Target after your use of commercially reasonable efforts to obtain the same) is not or cannot be provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so (without undue burden or cost), the provision and/or perfection of such security interest will not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but such security interest will be required to be perfected within 90 days after the Closing Date with respect to mortgaged vessels and Collateral located in any U.S. jurisdiction and within 180 days with respect to Collateral located in any non-U.S. jurisdiction (or, in each case, such longer period as agreed to by the Collateral Agent (as defined in Exhibit B hereto)), subject to arrangements mutually agreed by the Collateral Agent and the Company and subject to extensions thereof in the discretion of the Collateral Agent). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Combination to the contrary, the only representations and warranties the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) the representations and warranties made by or with respect to the Target in the Business Combination Agreement that are material to the interests of the Lenders (as defined in Exhibit B and Exhibit C), in their capacities as such, but only to the extent that you (or your affiliates) have the right (after giving effect to any applicable notice and cure provisions) to terminate your (or their) obligations under the Business Combination Agreement or to decline to consummate the Combination (in each case, in accordance with the terms of the Business Combination Agreement) as a result of a breach of such representation or warranty (the “Specified Business Combination Agreement Representations”) and (ii) the Specified Representations (as defined below). As used herein, the term “Specified Representations” means representations made by the Credit Parties, as applicable, relating to incorporation or formation; organizational power and authority to enter into the Facilities Documentation; due authorization, execution, delivery and enforceability, in each case, related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, of the Facilities Documentation; solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the transactions contemplated herein (with solvency to be defined in a manner consistent with Annex I to Exhibit D); the incurrence of the loans to be made under the Facilities Documentation and the provision of the Guarantees (as defined in Exhibit B), in each case under the Facilities, and the granting of the security interests in the Collateral to secure the obligations under the Senior Credit Facilities, do not conflict with the organizational documents of the Credit Parties; no conflict with material debt agreements; Federal Reserve margin regulations; the Investment Company Act; the use of loan proceeds not violating laws applicable to sanctioned persons, the FCPA and similar laws; the Patriot Act; and, subject to the limitations on the perfection of security interests set forth in this paragraph, the creation and perfection (subject to agreed upon permitted liens consistent with the Senior Credit Facilities Documentation Principles) of the security interests granted in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

3.	Syndication.

The Arrangers intend, and reserve the right, to syndicate the Facilities to the Lenders promptly following the date of the Original Commitment Letter (the “Original Commitment Letter Date”), and you acknowledge and agree that the commencement of syndication will occur in the discretion of the Arrangers. The Arrangers will select the Lenders under the Senior Credit Facilities and the Bridge Facility after

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consultation with you and, with respect to the Lenders under the Revolving Facility and the LC Facility, receipt of consent from you (such consent not to be unreasonably withheld or delayed); provided that the Arrangers will not syndicate to (a) those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to the Original Commitment Letter Date and (b) any competitors of the Company, the Target or their respective subsidiaries that are operating companies and are separately identified in writing by you from time to time (such persons identified in the foregoing clauses (a) and (b), collectively (including their affiliates that are clearly identifiable on the basis of such affiliate’s name, in each case other than bona fide debt funds that are affiliates of competitors of the Company, the Target or their respective subsidiaries), the “Disqualified Lenders”). Notwithstanding any other provision of this Commitment Letter (other than in connection with your Designation Right) to the contrary, (a) unless you and we so agree in writing, no Commitment Party shall be relieved or novated from its obligations hereunder (including our obligations to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including our commitments in respect thereof, until after the Closing Date has occurred and (b) unless you agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred. The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender (subject to your Designation Right), the acceptance of commitments and the amounts offered (in each case excluding the Disqualified Lenders and subject to your right to consent to the identity of the Lenders under the Revolving Facility and the LC Facility, which consent is not to be unreasonably withheld or delayed) and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Facilities Fee Letter. The Arrangers will, in consultation with you, determine the final commitment allocations and will notify the Company of such determinations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the Syndication Date (as hereinafter defined), the Company will not, and will use commercially reasonable efforts to obtain contractual undertakings from the Target (which such undertakings may be set forth in the Business Combination Agreement) that it will not, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of or engage in any material discussions concerning the syndication or issuance of, any debt facility or any debt, equity or equity-linked security (including, without limitation, any debt or preferred equity security convertible into common stock) of the Company or Target or any of their respective subsidiaries, including any refinancings, replacements or renewals of any debt facility or any debt, equity or equity-linked security of the Company or the Target or any of their respective subsidiaries if such activity would, in the reasonable good faith judgment of the Arrangers, materially impair the primary syndication of the Facilities, other than (a) the Facilities and (b) the issuance of the Takeout Notes or other Takeout Debt (if any). For purposes of the immediately preceding sentence, it is understood that (i) the Company’s, the Target’s and each of their respective subsidiaries’ ordinary course capital leases, ordinary course purchase money and equipment financings, and ordinary course bilateral letter of credit (or similar) facilities, (ii) any secondary offering of equity securities of the Company or the Target by any stockholder of the Company or the Target and (iii) the issuance of equity or equity-linked securities in connection with any equity-based compensation plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, in each case will not be deemed to materially impair the primary syndication of the Facilities.

You agree, from the Original Commitment Letter Date and until the earlier of (x) a Successful Syndication (as defined in the Facilities Fee Letter) and (y) 60 days after the Closing Date (such earlier date, the “Syndication Date”), to cooperate with the Arrangers in all syndication efforts, including in connection with (i) the preparation of one or more customary information packages for each of the Facilities regarding the business, operations and financial projections of the Company and the Target (collectively, the

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“Confidential Information Memorandum”) including all customary information relating to the transactions contemplated hereunder prepared by or on behalf of the Company (deemed reasonably necessary by the Arrangers to complete the syndication of the Facilities) (it being understood that the Confidential Information Memorandum will include customary summary historical and pro forma financial information) and (ii) the preparation of one or more customary information packages for each of the Facilities reasonably acceptable in format and content to the Arrangers (collectively, the “Lender Presentation”) and the presentation of such Lender Presentation to, and participation of senior management of the Company in meetings and other communications with, prospective Lenders or agents in connection with the syndication of the Facilities, in each case at times and locations to be mutually agreed. In addition, you agree to use commercially reasonable efforts to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for the Company after giving effect to the Combination and the other transactions contemplated hereunder and any other material recent or pending transaction or financing, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), for the Company after giving effect to the Combination and the other transactions contemplated hereunder and any other material recent or pending transaction or financing and (c) a public credit rating for each of the Facilities and any Takeout Notes issued in lieu thereof from each of Moody’s and S&P. Notwithstanding the Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, or anything otherwise contained in this Commitment Letter, it is agreed that (x) the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Commitment Parties’ commitments hereunder prior to the Closing Date and (y) the obtaining of the ratings referenced above shall not be a condition to the Commitment Parties’ commitments hereunder. You will be solely responsible for the contents of any such Confidential Information Memorandum, Lender Presentation and related materials (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof. Without limiting your obligations to assist as set forth herein, it is understood that except as set forth in the proviso of the second sentence of Section 1 and paragraph 11 on Annex D, the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication or the obtaining of ratings constitute a condition to the availability of the Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by you, the Target or any of your respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall inform us that you are not providing certain information and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable obligation or privilege).

You agree that Information regarding the Facilities and Information provided by the Company and Target or their respective representatives to the Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Facilities Documentation, the Confidential Information Memorandum, the Lender Presentation, and publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices, and in each case, subject to a market standard “click through” or similar confidentiality agreement reasonably approved by you, and you acknowledge that each Arranger and its affiliates will not be responsible or liable to you or any other person

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or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Arranger or (A) any of its controlled affiliates, (B) any of the respective directors or employees of such Arranger or its controlled affiliates or (C) the respective advisors or agents of such Arranger or its controlled affiliates, in the case of this clause (C), acting at the instructions of such Arranger or its controlled affiliates.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Target, or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Arrangers, you agree to assist us in preparing an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company or its affiliates or securities or to the best of your knowledge, the Target or its affiliates or securities. It is understood that in connection with your assistance described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide (including using commercially reasonable efforts to cause the Target to provide) authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders, and containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, the Target or their respective affiliates or its or their respective securities (which such letters, in each case, shall include a customary “10b-5” representation) and exculpating you, the Target, us and each of your, the Target’s and our respective affiliates with respect to any liability related to the use of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof. In addition, you will clearly designate as such all Information provided to the Arrangers by or on behalf of the Company or the Target which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such documents should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Facilities Documentation; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

4.	Information.

You represent and covenant that (i) all written information concerning the Company and its subsidiaries and, to the best of your knowledge, the Target and its subsidiaries (other than financial projections, forward looking information and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Arrangers in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections and other forward-looking information that have been or will be made available to the Arrangers in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections and other forward-looking information are furnished to the Arrangers, it being understood and agreed that financial projections are not a guarantee of financial performance and are subject to significant uncertainties and contingencies many of which are beyond your control, no assurance can be given that any party’s projections may be realized, and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the

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later of (x) the Closing Date and (y) the Successful Syndication of the Facilities, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Exhibit A, which is incorporated by reference into this Commitment Letter.

6.	Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Exhibit A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Commitment Parties, after consultation with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that, except for (a) assignments between Goldman Sachs Lending Partners LLC and Goldman Sachs Bank USA and (b) any assignment to an Additional Agent pursuant to Section 1 of this Commitment Letter, any assignment by a Commitment Party to any potential Lender (including any affiliate of the Commitment Party except as set forth in clause (a)) made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto, as applicable.

7.	Confidentiality.

Please note that this Commitment Letter and the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of the Commitment Parties party thereto except, after providing written notice to the applicable Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee or if the Commitment Parties otherwise consent to such disclosure; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s and (on a redacted basis reasonably satisfactory to the Arrangers, the Senior Credit Facilities Administrative Agents and the Bridge Administrative Agent with respect to the Fee Letter) the Target’s directors, officers, employees, agents, accountants, legal counsel and other advisors who are directly involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter, (ii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation (including any public filings of this Commitment Letter or in any prospectus or offering memorandum related to the Takeout Notes, Takeout Debt or any other offering) or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (iii) the information contained in Exhibit B and Exhibit C to Moody’s and S&P, (iv) this Commitment

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Letter and its contents to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (v) the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum, (vi) this Commitment Letter, the Fee Letter and the contents hereof or thereof to the extent necessary to enforce your rights and remedies hereunder or thereunder and (vii) this Commitment Letter and its contents to prospective lenders or investors in the Takeout Notes; provided, further, that any such information described in foregoing clause (i) or (iii) is supplied only on a confidential basis after consultation with the Commitment Parties. The terms of this paragraph as they relate to this Commitment Letter (but not the Facilities Fee Letter or the Agent Fee Letter or any other Fee Letter) shall automatically terminate one year from the Original Commitment Letter Date.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any self-regulatory or any governmental bank regulatory authority exercising or purporting to exercise examination or regulatory authority) to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to the extent that such information was already in such Commitment Party’s possession and is not, to such Commitment Party’s knowledge, subject to any existing confidentiality obligations that would prohibit such disclosure or was independently developed by such Commitment Party, (e) to such person’s affiliates (with such Commitment Party being responsible for such affiliates’ compliance with this paragraph) and such person’s and its affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (f) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Facilities (in each case other than Disqualified Lenders), in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a click-through or otherwise), (g) to Moody’s and S&P; provided that such information is limited to Exhibits B and C and is supplied only on a confidential basis after consultation with you or (h) for purposes of establishing a “due diligence” defense. Each Commitment Party’s obligation under this paragraph shall remain in effect until the earlier of (i) one year from the Original Commitment Letter Date and (ii) the date any definitive Facilities Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facilities Documentation shall supersede this provision. Notwithstanding any of the foregoing, each Commitment Party may disclose the existence of the Facilities and information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities and the other loan documents.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each, collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments

10

and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. In addition, each Commitment Party Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such debt and equity securities or other financial instruments. Such investment and other activities may involve securities and instruments of you or the Target or your or its Affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you or the Target or your or its Affiliates, or (iii) have other relationships with you or the Target or your or its Affiliates. In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies. Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates. You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection

11

with such transactions or the process leading thereto and you agree to waive, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties or any of their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither the Commitment Parties nor their respective affiliates shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equityholders, employees or creditors.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you and we (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Transactions, (ii) the date on which the Business Combination Agreement has been irrevocably terminated in accordance with its terms and (iii) the Outside Date (as defined below). Subject to the provisions of the next paragraph and the terms of the Facilities Fee Letter, you may terminate this Commitment Letter and/or terminate in whole or in part each Commitment Party’s commitments hereunder on a pro rata basis. In addition, (a) each Commitment Party’s commitments hereunder to provide and arrange the Bridge Loans will be reduced to the extent and in the order of priority described herein by any issuance of the Takeout Notes or other Takeout Debt (in each case, in escrow or otherwise) and (b) the aggregate principal amount of the Bridge Loans shall be automatically reduced on a dollar-for-dollar basis by the aggregate net cash proceeds of all Equity Offerings consummated prior to the launch of general syndication of the Bridge Facility.

As used herein, the “Outside Date” shall mean 11:59 p.m. (New York City time) on June 18. 2018.

The fee and expense reimbursement and alternate transaction fee provisions set forth in the Facilities Fee Letter and Sections 3, 4, 5 (including Exhibit A), 8, the first paragraph of Section 7 and this Section 9 of this Commitment Letter will remain in full force and effect in accordance with their terms regardless of whether the definitive Facilities Documentation is executed and delivered and notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Facilities and provision of information in connection therewith (other than your obligations to assist us with the syndication of the Facilities prior to the Syndication Date and to supplement Information and financial projections in accordance therewith) and the payment of annual agency fees to the Senior Credit Facilities Administrative

12

Agents and the Bridge Administrative Agent, shall automatically terminate and be superseded by the terms of the definitive Facilities Documentation to the extent covered thereby, upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.

Notwithstanding anything in Section 7 to the contrary, the Arrangers may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as they may choose, and circulate similar promotional materials, after the closing of the Combination in the form of a “tombstone” or otherwise describing the names of you and your affiliates, and the amount, type and closing date of the Combination, all at expense of the Arrangers and in each case in consultation with you.

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be heard exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York; provided, however, that (i) the interpretation of the definition of Comet Material Adverse Effect and whether or not a Comet Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Business Combination Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Business Combination Agreement or to decline to consummate the Combination (in each case in accordance with the terms of the Business Combination Agreement) as a result of a breach of such representation or warranty and (iii) the determination of whether the transactions contemplated by the Business Combination Agreement have been consummated in accordance with the terms of the Business Combination Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any choice or conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

In respect of any judgment or order given or made for any amount due in connection with this Commitment Letter or the Fee Letter that is expressed and paid in a currency (the “judgment currency”) other than U.S. Dollars, you will indemnify the Arrangers against any loss incurred by the Arrangers as a result of any variation as between (i) the rate of exchange at which the U.S. Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Arrangers are able to purchase U.S. Dollars with the amount of the judgment currency actually received by the Arrangers. The foregoing indemnity will constitute a separate and independent obligation of yours and will survive any termination of this Commitment Letter, and will continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” will include any premiums and costs of exchange payable in connection with the purchase of or conversion into U.S. Dollars.

Each of the parties hereto agrees that (i) this Commitment Letter is a valid, binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided in the first paragraph of Section 2 above and in Exhibit D hereto, and (ii) the Fee Letter is a valid, binding and enforceable agreement of the parties thereto with respect to the subject matter set forth therein.

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The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Company and each of the other Guarantors, which information includes the name and address of the Company and each of the other Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Company and each of the other Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender. You hereby acknowledge and agree that the Arrangers shall be permitted to share any or all such information with the Lenders.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter, and any other agreement entered into by the parties hereto on the date hereof set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to any of the matters referred to in this Commitment Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 11:59 p.m. New York City time on April 4, 2018, whereupon this Commitment Letter and the Fee Letter will become binding agreements between you and the Commitment Parties party thereto. If the Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

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Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Craig Molson
Name: Craig Molson
Title: MD

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

BARCLAYS BANK PLC

Term Loan Facility Commitment Percentage: 35.438%

Revolving Facility Commitment Amount: $80,000,000

Revolving Facility LC Issuing Lender sublimit: $0

LC Facility Commitment Amount: $120,000,000

LC Facility Issuing Lender sublimit: $0

Bridge Facility Commitment Percentage: 34.838%

[Signature Page to Commitment Letter]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Gary Herzog
Name: Gary Herzog
Title: Managing Director

By:	/s/ Paul Brown
Name: Paul Brown
Title: Managing Director

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

Term Loan Facility Commitment Percentage: 35.438%

Revolving Facility Commitment Amount: $250,000,000

Revolving Facility LC Issuing Lender sublimit : $50,000,000

LC Facility Commitment Amount: $200,000,000

LC Facility Issuing Lender sublimit: $750,000,000

Bridge Facility Commitment Percentage: 34.838%

[Signature Page to Commitment Letter]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin Title: Authorized Signatory

[Signature Page to Commitment Letter]

Attachment to Commitment Letter

GOLDMAN SACHS BANK USA

Term Loan Facility Commitment Percentage: 7.875%

Revolving Facility Commitment Amount: $0

Revolving Facility LC Issuing Lender sublimit: $0

LC Facility Commitment Amount: $100,000,000

LC Facility Issuing Lender sublimit: $0

Bridge Facility Commitment Percentage: 7.742%

[Signature Page to Commitment Letter]

ABM AMRO CAPITAL USA LLC

By:	/s/ John Sullivan
Name: John Sullivan Title: Managing Director

By:	/s/ Justin K. Martin
Name: Justin K. Martin Title: Vice President

[Signature Page to Amended and Restated Commitment Letter]

Attachment to Commitment Letter

ABM AMRO CAPITAL USA LLC

Term Loan Facility Commitment Percentage: 4.666%

Revolving Facility Commitment Amount: $109,400,000

Revolving Facility LC Issuing Lender sublimit: $0

LC Facility Commitment Amount: $240,600,000

LC Facility Issuing Lender sublimit: $0

Bridge Facility Commitment Percentage: 6.000%

[Signature Page to Amended and Restated Commitment Letter]

MUFG BANK LTD.

By:	/s/ James Gorman
Name: James Gorman Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

Attachment to Commitment Letter

MUFG BANK LTD.

Term Loan Facility Commitment Percentage: 9.333%

Revolving Facility Commitment Amount: $145,000,000

Revolving Facility LC Issuing Lender sublimit: $0

LC Facility Commitment Amount: $217,500,000

LC Facility Issuing Lender sublimit: $0

Bridge Facility Commitment Percentage: 9.333%

[Signature Page to Amended and Restated Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe Title: Managing Director – Head of Global Leveraged Finance

[Signature Page to Amended and Restated Commitment Letter]

Attachment to Commitment Letter

ROYAL BANK OF CANADA

Term Loan Facility Commitment Percentage: 5.000%

Revolving Facility Commitment Amount: $0

Revolving Facility LC Issuing Lender sublimit: $0

LC Facility Commitment Amount: $100,000,000

LC Facility Issuing Lender sublimit: $0

Bridge Facility Commitment Percentage: 5.000%

[Signature Page to Amended and Restated Commitment Letter]

STANDARD CHARTERED BANK

By:	/s/ Daniel Mattern
Name: Daniel Mattern Title: Associate Director – Standard Chartered Bank

[Signature Page to Amended and Restated Commitment Letter]

Attachment to Commitment Letter

STANDARD CHARTERED BANK

Term Loan Facility Commitment Percentage: 2.250%

Revolving Facility Commitment Amount: $31,250,000

Revolving Facility LC Issuing Lender sublimit: $0

LC Facility Commitment Amount: $68,750,000

LC Facility Issuing Lender sublimit: $0

Bridge Facility Commitment Percentage: 2.250%

[Signature Page to Amended and Restated Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart A. Spence

Name: Stuart A. Spence Title: EVP and CFO

[Signature Page to Amended and Restated Commitment Letter]

Exhibit A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Target, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (collectively, the “Letters”), the Company agrees to periodically reimburse each Commitment Party for its reasonable and documented legal and other expenses (limited in respect of legal expenses to the reasonable and documented expenses of one firm of counsel for all Indemnified Persons (as defined below) taken as a whole and one firm of local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest where the person affected by such conflict retains its own counsel, of another firm of counsel for such affected person in each relevant jurisdiction)) incurred in connection therewith. The Company also agrees to indemnify and hold each Commitment Party and its officers, directors, employees, agents, members and affiliates (and successors and assigns) (each such person, an “Indemnified Person”) harmless against any and all losses, claims, damages or liabilities to any such Indemnified Person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an Indemnified Person and whether or not any such Indemnified Person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing in performing the services that are the subject of the Letters or (ii) a material breach of the funding obligations of such Commitment Party under the Letters or (y) has resulted from a dispute solely among the Commitment Parties that does not involve an act or omission by the Company or any of its affiliates and is not brought against such Commitment Party in its capacity as an agent or arranger or similar role under any Facility. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and its affiliates, shareholders, partners, members or other equity holders and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliates, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Commitment Party and each other Indemnified Person. The Company also agrees that neither any Indemnified Person nor any of its affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person in performing the services that are the subject of the Letters. The parties hereto agree that in no event will any Indemnified Person or any other party have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s or such other party’s activities related to the Letters; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein.

Exhibit A-1

The Company will not be required to indemnify any Indemnified Person for any amount paid or payable by such Indemnified Person in the settlement of any action, proceeding or investigation without the Company’s consent, which consent will not be unreasonably withheld, conditioned or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that the Company was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume; provided, further, that if there is a final and non-appealable judgment by a court of competent jurisdiction, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Exhibit A. The provisions of this Exhibit A will survive any termination of the commitments or completion of the arrangement provided by the Letters.

Exhibit A-2

Exhibit B

Senior Term Loan Facility

Senior Revolving Credit Facility

Senior Letter of Credit Facility

Summary of Terms and Conditions

This Summary outlines certain terms of the Senior Credit Facilities referred to in the Commitment Letter, of which this Exhibit B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Parent:	McDermott International, Inc., a Panamanian corporation (the “Company”).

Borrowers:	McDermott Technology, B.V., a wholly owned subsidiary of the Company organized in the Netherlands (the “Dutch Borrower”), McDermott Technology (Americas), Inc., a Delaware corporation (“US Borrower 1”) and McDermott Technology (US), Inc., a Delaware corporation (“US Borrower 2” and together with the Dutch Borrower and US Borrower 1, the “Borrower”); provided that the Company may, if satisfactory to the Lead Arrangers, include an entity (which may be the Company) organized in Panama, as a co-borrower.

Guarantors:	Subject to the limitations set forth below in this section, all obligations of (i) the Borrowers under the Senior Credit Facilities (the “Borrower Obligations”) and (ii) the Company and its subsidiaries under interest rate protection, commodity trading or hedging, currency exchange or other hedging or swap arrangements or cash management arrangements entered into with a person that is either of the Senior Credit Facilities Administrative Agents (as defined below) or any Lender or any affiliate of either of the Senior Credit Facilities Administrative Agents or any Lender, in each case, at the time of entering into such arrangements or in existence on the Closing Date (the “Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”), by the Company and each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of the Company (other than any Excluded Subsidiary referred to below) (all companies which provide guarantees, collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”).

For purposes hereof, “Excluded Subsidiaries” shall be defined to include, at any time, (a) any subsidiary that is an immaterial subsidiary or a non-wholly owned subsidiary, (b) any non-U.S. subsidiary if at such time such guarantee would result in any breach of any law or regulation (or analogous restriction) of the jurisdiction of organization of such subsidiary or result in a substantial risk to the officers or directors of such Person or a civil or criminal liability, and (c) any subsidiary under circumstances where the Senior Credit Facilities Administrative Agents determine in their sole discretion (in consultation with the Company) that the cost, burden, difficulty or

Exhibit B-1

consequence of providing such Guarantee at such time is excessive in relation to the value afforded thereby. If any wholly-owned subsidiary of the Company is an Excluded Subsidiary solely as a result of clause (b) of the preceding sentence, the Company shall use commercially reasonable efforts (as determined by the Senior Credit Facilities Administrative Agents) to obtain the relevant governmental or third party consent or other authority to permit such subsidiary to become a Guarantor or to mitigate such risk of liability.

The Senior Credit Facilities Documentation will contain appropriate exclusions and related provisions (including keepwell or similar provision) regarding guarantees and other credit support to be provided in respect of swap obligations by any Guarantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act, as amended, and regulations thereunder.

Joint Lead Arrangers and

Joint Lead Bookrunners:	Subject to the Company’s Designation Right, Barclays Bank PLC (“Barclays”), Crédit Agricole Corporate and Investment Bank (“CACIB”), Goldman Sachs Bank USA, ABN AMRO Capital USA LLC, MUFG Bank LTD. and Royal Bank of Canada will act as joint lead arrangers and joint lead bookrunners (in such capacities, the “Lead Arrangers”) for the Senior Credit Facilities and will perform the duties customarily associated with such roles.

Co-Manager:	Subject to the Company’s Designation Right, Standard Chartered Bank will act as co-manager for the Senior Credit Facilities.

Administrative Agent

and Collateral Agent:	(i) Barclays will act as sole and exclusive administrative agent (in such capacity, the “Term Loan Administrative Agent”) in respect of the Term Loan Facility (as defined below) and will perform the duties customarily associated with such role, (ii) CACIB will act as sole and exclusive administrative agent in respect of the Revolving Facility and the LC Facility (in such capacity, the “Revolving and LC Facilities Administrative Agent” and, together with the Term Loan Administrative Agent, the “Senior Credit Facilities Administrative Agents”) and will perform the duties customarily associated with such roles and (iii) CACIB will act as sole and exclusive collateral agent (in such capacity, the “Collateral Agent”) in respect of the Senior Credit Facilities and will perform the duties customarily associated with such role.

Documentation Agent:	One or more financial institutions selected by the Lead Arrangers in consultation with the Company.

Syndication Agents:	One or more financial institutions selected by the Lead Arrangers in consultation with the Company.

Lenders:	Various banks, financial institutions and institutional lenders selected by the Lead Arrangers, excluding any Disqualified Lender and, in respect of the Revolving Facility and the LC Facility, reasonably acceptable to the Company (each, a “Lender” and, collectively, the “Lenders”).

Exhibit B-2

Term Loan Facility:	A $2,260 million senior secured first lien term loan facility (the “Term Loan Facility” and the loans thereunder, the “Term Loans”).

Commitments under the Term Loan Facility will be automatically and permanently reduced in full if the Company exercises its Reallocation Option (as defined below).

Purpose and Use of Proceeds: On the Closing Date, the proceeds of the Term Loan Facility will be used (i) to finance in part the Combination (including the repayment of all existing indebtedness for borrowed money of the Target and the cash collateralization of existing financial and performance letters of credit issued under any revolving or letter of credit facility of the Target (other than certain bilateral letter of credit facilities and immaterial indebtedness)), the repayment of all existing indebtedness for borrowed money of the Company and the cash collateralization, replacement or backstop of existing financial and performance letters of credit issued under any revolving or letter of credit facility of the Company (other than certain bilateral letter of credit facilities and immaterial indebtedness), (ii) the payment of fees and expenses in connection with the Transactions and (iii) to support the issuance, via 103% cash collateralization, of Performance Letters of Credit and Financial Letters of Credit (in each case as defined in the Existing Company Credit Agreement (as hereinafter defined)) with a sub-limit of $250 million in respect of Financial Letters of Credit, available in U.S. dollars (collectively, the “Term Letters of Credit”) to support obligations of the Company and any direct or indirect subsidiary of the Company. In furtherance of clause (iii) of the immediately preceding sentence, on the Closing Date, a portion of the proceeds of the Term Loan Facility will be used by the Borrower (together with cash on hand and other available sources of cash) to cash fund in an amount equal to approximately 103% of $310 million, an interest-bearing cash collateral accounts established with a depository bank in the name of the Borrower and invested in cash and cash equivalents as directed, absent an Event of Default, by the Borrower (with any gains or losses being for the account of the Borrower) (the “Cash Collateral Account”).

Availability: The Term Loan Facility will be available in one drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Maturity and Amortization: The maturity date of the Term Loan Facility will be the 7th anniversary of the Closing Date (the “Term Maturity Date”); provided that if, on the date that is six months prior to the date of the scheduled maturity date of the Takeout Notes (such date, the “Springing Term Maturity Date”), (x) the Senior Secured Leverage Ratio (to be defined in a mutually acceptable manner and shall

Exhibit B-3

include all Leverage Ratio Debt (as defined in the Existing Company Credit Agreement) that is secured by a Lien on the assets of the Company or any of its restricted subsidiaries; provided that, the Senior Secured Leverage Ratio shall be calculated net of the amount of funds on deposit in the Cash Collateral Account) is greater than or equal to 1.00:1.00 and (y) the aggregate outstanding principal amount of the Takeout Notes is greater than $350,000,000.00, the Term Maturity Date shall be the Springing Term Maturity Date. The outstanding principal amount of the Term Loan Facility will be payable in equal quarterly amounts of 1.00% per annum prior to the Term Maturity Date, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Term Maturity Date.

Cash Secured Letters of Credit:	Amounts on deposit in the Cash Collateral Account for the benefit of the Funded LC Issuing Lenders will secure (i) the Borrower’s obligations in respect of Term Letters of Credit on a super-priority basis and (ii) the other obligations of the Borrower and the Guarantors under the Senior Credit Facilities on a second-priority basis for the secured parties under the Senior Credit Facilities Documentation. The Borrower shall cause the balance of the Cash Collateral Account at all times to equal at least 103% of the face amounts of all undrawn Term Letters of Credit plus all unpaid reimbursement obligations with respect thereto (the “Senior Funded LC Exposure Amount”).

Term Letters of Credit will be issued by one or more Lenders (or affiliates of such Lenders) under any of the Senior Credit Facilities which have agreed in writing to be an issuing bank and to issue Term Letters of Credit and that are reasonably acceptable to the Company and the Term Loan Administrative Agent (each in such capacity, a “Funded LC Issuing Lender”); provided that no Funded LC Issuing Lender shall be required to issue trade or commercial letters of credit or bank guarantees without its consent and each Term Letter of Credit must comply with the relevant Funded LC Issuing Lender’s internal policies with respect thereto. Each Term Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Funded LC Issuing Lender and (b) the fifth business day prior to the Term Maturity Date; provided that any Term Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable Funded LC Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except pursuant to arrangements reasonably acceptable to the relevant Funded LC Issuing Lender).

Drawings under any Term Letters of Credit shall be reimbursed by the Borrower on the next succeeding business day if notice of such drawing is received prior to 11:00 a.m. or not later than 10:00 a.m. on the second business day following the date of such notice if such notice is received after 11:00 a.m. To the extent that the Borrower does not reimburse the applicable Funded LC Issuing Lender by such time, funds shall be drawn from the Cash Collateral Account to so reimburse the applicable Funded LC Issuing Lender.

Exhibit B-4

The Borrower shall have the right (a) (subject to the requirements under “Mandatory Prepayments” as set forth below) to reduce the amount of cash deposited in the Cash Collateral Account from time to time to the extent of any excess of such funds over the Senior Funded LC Exposure Amount, and such amounts shall be applied to prepay the Term Loan Facility and (b) to increase the commitment of any Funded LC Issuing Lender in respect of Term Letters of Credit with the consent of such Funded LC Issuing Lender, in its sole discretion.

No Funded LC Issuing Lender shall have any obligation to issue any Term Letter of Credit if the Senior Funded LC Exposure Amount in respect of Term Letters of Credit issued by it exceeds (or upon issuance of such Term Letter of Credit would exceed) the aggregate commitments of such Funded LC Issuing Lender in respect of Term Letters of Credit.

Revolving Facility:	A $1,000 million senior secured revolving credit facility (the “Revolving Facility” and the loans thereunder, the “Revolving Credit Loans”). The Revolving Facility may be utilized for Financial Letters of Credit and Performance Letters of Credit with a sub-limit of $200 million in respect of Financial Letters of Credit) (the “Revolving Letters of Credit”).

Purpose and Use of Proceeds: The proceeds of borrowings under the Revolving Facility will be used by the Company and its subsidiaries for working capital, capital expenditures and for other general corporate purposes (including permitted acquisitions); provided that the amount of the Revolving Facility available to be utilized on the Closing Date shall be subject to the limitation set forth immediately below.

Availability: The Revolving Facility will be made available on the Closing Date in an amount not to exceed $75 million to fund working capital. After the Closing Date, the Revolving Facility will be available to provide for the ongoing working capital requirements of the Company and its subsidiaries and for general corporate purposes. Amounts borrowed may be repaid and reborrowed until the Revolving Facility Maturity Date.

Additionally, subject to the second proviso under the “Letters of Credit” section below, Revolving Letters of Credit may be issued on the Closing Date in order to backstop or replace existing letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit if the issuer thereof is a Lender under the Revolving Facility).

Maturity and Amortization: The Revolving Facility will mature, and lending commitments will terminate, on the 5th anniversary of the Closing Date (the “Revolving Facility Maturity Date”).

Exhibit B-5

In connection with the Revolving Facility, the Revolving and LC Facilities Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which Borrower may make short-term borrowings (on same-day notice) of up to $50 million under the Revolving Facility. Except for purposes of calculating the commitment fee described in Annex I hereto, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Each Lender under the Revolving Facility (each, a “Revolving Lender”) shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Letter of Credit

Facility:	A $1,390 million senior secured letter of credit facility (the “LC Facility”) for the purpose of issuing Performance Letters of Credit (any such Performance Letter of Credit, the “LC Facility Letters of Credit”). Prior to the Closing Date, subject to receipt of commitments therefor, the Company may elect to increase commitments under the LC Facility dollar for dollar to match any concurrent decrease in the Term Loan Facility in an aggregate principal amount of up to $310 million (the “Reallocation Option”). Commitments under the Reallocation Option may be made by existing Lenders or other lenders in consultation with the Lead Arrangers; provided that no Lender hereunder is obligated to provide commitments under the Reallocation Option.

Purpose and Use of Proceeds: The LC Facility Letters of Credit will be used by the Company and its subsidiaries to support performance obligations of the Company and any direct or indirect subsidiary or joint venture of the Company.

Availability: The LC Facility will be made available on the Closing Date to issue LC Facility Letters of Credit in order to backstop or replace existing letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit if the issuer thereof is a Lender under the LC Facility).

Maturity and Amortization: The LC Facility will mature, and lending commitments will terminate, on the 5th anniversary of the Closing Date (the “LC Facility Maturity Date”).

Letters of Credit:

LC Facility Letters of Credit and Revolving Letters of Credit (collectively, the “Letters of Credit”) will be issued for the account of the Company to support obligations of any of its subsidiaries or joint ventures by one or more Lenders (or affiliates of such Lenders) under the applicable facility that agree to issue Letters of Credit and that are reasonably acceptable to the Company and the Revolving and LC Facilities Administrative Agent (each, an “Issuing Lender”); provided that no Issuing Lender shall be required to issue trade or commercial letters of credit or bank guarantees without its consent and each such

Exhibit B-6

Letter of Credit must comply with the relevant Issuing Lender’s internal policies with respect thereto; provided, further, that no Revolving Letters of Credit may be issued if there is capacity under the Term Letters of Credit to issue such letter of credit. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) unless such Letter of Credit has been cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, the fifth business day prior to the LC Facility Maturity Date or the Revolving Facility Maturity Date, as applicable; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender).

Drawings under any Letter of Credit shall be reimbursed by the Borrower not later than the date that is the next succeeding business day if notice of such drawing is received by the Borrower from the relevant Issuing Lender prior to 11:00 a.m., or not later than 10:00 a.m. on the second business day following the date of such notice if such notice is received after 11:00 a.m. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Lenders under the Revolving Facility or LC Facility, as applicable, shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective LC Facility commitments or Revolving Facility commitments, as applicable. If a Lender becomes a defaulting Lender, then the Letter of Credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the LC Facility or Revolving Facility, as applicable, up to an amount such that the Letter of Credit exposure of such non-defaulting Lender does not exceed its commitments under the LC Facility or the Revolving Facility, as applicable. In the event that such reallocation does not fully cover the Letter of Credit exposure of such defaulting Lender, the Revolving and LC Facilities Administrative Agent or any Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit, and no Issuing Lender will have any obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent the LC Facility Letter of Credit or Revolving Letter of Credit exposure, as applicable, would exceed the commitments of the non-defaulting Lenders under the LC Facility or Revolving Facility, as applicable, unless such “uncovered” exposure is cash collateralized to the Issuing Lender’s reasonable satisfaction.

Incremental Facility:

After the Closing Date, the Borrower will have the right to (A) increase revolving credit commitments under the Senior Credit Facilities Documentation (each such increase, an “Incremental Revolving Facility”) and (B) incur incremental commitments consisting of one or

Exhibit B-7

more increases to the Term Loan Facility and/or incremental term loan facilities under the Senior Credit Facilities Documentation (each such increase or incurrence, an “Incremental Term Loan Facility” and, together with each Incremental Revolving Facility, collectively, the “Incremental Facilities”) in an aggregate amount not to exceed (x) the sum of (I) $400 million, plus (II) the lesser of (1) the amount of any voluntary prepayments of the Term Loan Facility (to the extent not included in calculating the Additional LC Capacity (as defined below)) and any Incremental Term Loan Facilities (in each case to the extent not funded with the proceeds of long term debt or replaced with revolving commitments) and (2) $1,750,000,000.00, plus (III) any voluntary permanent commitment reductions of the Revolving Facility or Incremental Revolving Facilities prior to the date of any such incurrence (to the extent not funded with the proceeds of long term debt or replaced with revolving commitments), subject to, in the case of this clause (x), the Senior Secured Leverage Ratio not exceeding the Senior Secured Leverage Ratio as of the Closing Date on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and any acquisition consummated concurrently therewith and other customary and appropriate pro forma adjustment events (assuming that all commitments under any Incremental Revolving Facility and the Revolving Facility were fully drawn) and (y) $400,000,000.00, subject to, in the case of this clause (y), a Secured Leverage Ratio that is at least 0.50:1.00 less than the Closing Secured Leverage Ratio on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and any acquisition consummated concurrently therewith (assuming that all commitments under any Incremental Revolving Facility and the Revolving Facility were fully drawn after giving effect thereto) (the sum of applicable amounts under clauses (x) and (y), the “Available Incremental Amount”), in each case on terms and subject to conditions to be agreed; provided that (i) the Borrower may incur the Available Incremental Amount under clauses (x) and (y) in such order as it may elect in its sole discretion, (ii) any Incremental Facility will share pari passu or on a junior lien basis in the Collateral or be unsecured; (iii) no existing Lender will be obligated to provide any portion of any Incremental Facility; (iv) (a) no default or event of default exists or would exist after giving effect to any Incremental Facility and (b) all representations and warranties are true and correct in all material respects and would be true and correct in all material respects after giving effect thereto (or, in each case, if such representation or warranty (i) is qualified by or subject to materiality or a “material adverse change,” “material adverse effect” or similar term or qualification, in all respects or (ii) expressly relates to a given date or period, shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be); (v) the Financial Covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility (assuming that all commitments under any

Exhibit B-8

Incremental Revolving Facility, as applicable, were fully drawn) and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneously with the incurrence of such Incremental Facility; (vi) if such Incremental Facility is an Incremental Term Loan Facility, (a) the yield (as reasonably determined by the Term Loan Administrative Agent taking into account interest margins, minimum LIBOR Rate, minimum Base Rate, upfront fees and OID on such term loans with upfront fees and OID equated to interest margins based on assumed four-year life-to-maturity but excluding customary arrangement, syndication and commitment fees) applicable to such Incremental Term Loan Facility will not be more than 50 basis points above the yield for the Term Loan Facility (as reasonably determined by the Term Loan Administrative Agent consistent with the above (but including only those upfront fees or OID paid generally to all of the Lenders under the Term Loan Facility at the time of the incurrence of the Term Loan Facility)) unless the yield with respect to the Term Loan Facility is increased by an amount equal to the difference between the yield with respect to such Incremental Term Loan Facility less 50 basis points and the yield for the Term Loan Facility, (b) the maturity date applicable to such Incremental Term Loan Facility that is secured on a pari passu basis with the Term Loan Facility will not be earlier than the latest maturity date of any other facility under the Senior Credit Facilities Documentation at the time of incurrence of such Incremental Term Loan Facility, (c) the maturity date applicable to such Incremental Term Loan Facility that is secured on junior basis or is unsecured will not be earlier than 91 days after the latest maturity date of any other facility under the Senior Credit Facilities Documentation, (d) the weighted average life to maturity of such Incremental Term Loan Facility will not be shorter than the weighted average life to maturity of any other facility under the Senior Credit Facilities Documentation at the time of incurrence of such Incremental Term Loan Facility and (e) all other terms of such Incremental Term Loan Facility, if not consistent with the terms of the Term Loan Facility, will be as agreed upon between the Borrower and the lenders providing such Incremental Term Loan Facility and will be reasonably acceptable to the Term Loan Administrative Agent, except that such other terms may not be more restrictive to the Company and the other Credit Parties, taken as a whole, than those applicable to the Term Loan Facility, unless such more restrictive terms (1) are also added for the benefit of the corresponding existing Lenders, (2) are applicable only after the latest maturity date of any then-existing facility under the Senior Credit Facilities Documentation or (3) are otherwise reasonably satisfactory in all respects to the Term Loan Administrative Agent and (vii) if such Incremental Facility is an Incremental Revolving Facility, the Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility; provided that the applicable margin applicable thereto may be increased if necessary to be consistent with that for the Incremental Revolving Facility. The proceeds of each Incremental Facility may be used to provide for the ongoing working capital requirements of the Company and its subsidiaries and for general corporate purposes and permitted acquisitions.

Exhibit B-9

Incremental LC Facility	After the Closing Date, the Borrower will have the right to increase commitments with respect to the LC Facility under the Senior Credit Facilities Documentation (each such increase, an “Incremental LC Facility”) in an aggregate amount not to exceed the Available Floating LC Amount. The “Available Floating LC Amount” shall be equal to (a) the sum of (x) $500 million, plus (y) the lesser of (I) the aggregate amount of any permanent repayment of the Term Loans made pursuant to the fourth paragraph of “Cash Secured Letters of Credit” or the last paragraph of “Mandatory Payments” (which, in the case of increases in respect of the last paragraph of “Mandatory Prepayments,” shall not increase the amount under this clause (a) until after the Term Loans have been repaid in an amount equal to $1,750,000,000.00 and any Term Loans under any Incremental Term Loan Facility have been repaid and (II) $310 million less (z) the aggregate net amount of all increases to the commitments under the LC Facility since the Closing Date (the amount under this clause (a), the “Additional LC Capacity”), less (b) the aggregate amount of letters of credit, bank guarantees and similar obligations issued under bilateral facilities which are secured by Collateral and any other usage of the Available Floating LC Amount.

Any Incremental LC Facility will be on terms and pursuant to the documentation applicable to the LC Facility provided that the applicable margin applicable thereto may be increased if necessary to be consistent with that for the Incremental LC Facility.

Each Incremental LC Facility may be used solely to provide Performance Letters of Credit for the benefit of the Company and its subsidiaries and (i) such Incremental LC Facility will share on a pari passu basis in the Collateral; (ii) no existing Lender will be obligated to provide any portion of any Incremental LC Facility; and (iii) shall be subject to the conditions that after giving effect thereto (a) no default or event of default exists or would exist after giving effect to any Incremental Facility and (b) all representations and warranties are true and correct in all material respects and would be true and correct in all material respects after giving effect thereto (or, in each case, if such representation or warranty (x) is qualified by or subject to materiality or a “material adverse change,” “material adverse effect” or similar term or qualification, in all respects or (y) expressly relates to a given date or period, shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be).

Refinancing Facility:

The Senior Credit Facilities Documentation will permit the Borrower to refinance loans under the Term Loan Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”), with the consent of the Company and the institutions providing such Refinancing Term Facility or with one or more additional series of senior unsecured notes or loans or senior

Exhibit B-10

secured notes or loans that will be secured by the Collateral on a pari passu basis with the Senior Credit Facilities or secured notes or loans that are junior in right of security in the Collateral (any such notes or loans, “Refinancing Debt”); provided that (i) any Refinancing Term Facility or Refinancing Debt does not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale, excess cash flow and change of control offers) that could result in prepayments of such Refinancing Debt prior to, the loans under the Term Loan Facility being refinanced or repaid, (ii) the Borrower shall be the borrower or issuer thereunder and there shall be no guarantors in respect of any Refinancing Term Facility or Refinancing Debt that are not Guarantors, (iii) with respect to (1) Refinancing Debt or (2) any Refinancing Term Facility secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the Senior Credit Facilities, such agreements or liens will be subject to a customary intercreditor agreement the form of which shall be agreed to by the Required Lenders (as defined below) and Lenders holding a majority of commitments under the Revolving Facility and documented on the Closing Date as an exhibit to the Senior Credit Facilities Documentation, (iv) the covenants and events of default applicable to the Refinancing Term Facilities or Refinancing Debt shall either be no more restrictive taken as a whole as determined in good faith by the Company than the terms applicable to the loans under the Term Loan Facility being refinanced or repaid or such terms and conditions shall not apply until all then outstanding loans thereunder are no longer outstanding (unless such more restrictive terms are also added for the benefit of the existing Term Loan Facility, (v) the aggregate principal amount of any Refinancing Term Facility or Refinancing Debt shall not be greater than the aggregate principal amount of the loans under the Term Loan Facility being refinanced or repaid plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such loans under the Term Loan Facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof and (vi) the perfection and priority of the security interests securing the Senior Credit Facilities will not be adversely affected in any material respect, as determined by the Collateral Agent in its reasonable judgment.

Closing Date:	The date on which the Senior Credit Facilities Documentation becomes effective and the Combination is consummated (the “Closing Date”).

Interest Rate:	As set forth on Annex I hereto.

Default Interest:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate loans under the Revolving Facility plus 2.00% per annum.

Exhibit B-11

Funding Protection and Taxes:	Usual and customary for financings of this type, with provisions protecting the Lenders and the Senior Credit Facilities Administrative Agents from withholding tax liabilities (with customary limitations and exclusions) in form and substance reasonably satisfactory to the Company and the Senior Credit Facilities Administrative Agents; provided that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III shall be included in the Senior Credit Facilities Documentation; provided, further, that with respect to provisions relating to cost and yield protection, no Lender shall be entitled to demand compensation for any increased cost or reduction with respect thereto if it is not the general policy or practice of such Lender to demand it in similar circumstances under comparable provisions of other credit agreements (as reasonably determined by such Lender). The Senior Credit Facilities Documentation shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Company to replace a Lender who asserts such claim.

Voluntary Prepayments and

Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Revolving Facility or LC Facility and prepayments of borrowings under the Senior Credit Facilities will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be agreed upon, without premium or penalty, subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of reserve adjusted Eurodollar Rate borrowings other than on the last day of the relevant interest period and (ii) the “soft call” premium provision described in the next paragraph. All voluntary prepayments of the Term Loan Facility will be applied as directed by the Borrower (or, in the case of no direction, in direct order of maturity).

Soft Call on Term Loans:

The Borrower will pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the loans under the Term Loan Facility that occurs on or before the 12-month anniversary of the Closing Date (whether before or after acceleration of the Term Loans or the commencement of any bankruptcy or insolvency proceeding), in an amount not to exceed 1.0% of the principal amount of the loans under the Term Loan Facility subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of loans under the Term Loan Facility with the proceeds of, or any conversion of such loans into, any new debt financing or any replacement debt financing, in either case, bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the loans under the Term Loan Facility (as such comparative rates are determined by the Term Loan Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) and (ii) any amendment to the Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the loans under the Term Loan Facility (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted

Exhibit B-12

financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender under the Term Loan Facility that refuses to consent to such amendment; provided that “Repricing Event” will not include any prepayment, repayment, amendment or refinancing in connection with a change of control (to be defined in accordance with the Senior Credit Facilities Documentation Principles) or any refinancing in connection with a transformative acquisition (to be defined in accordance with the Senior Credit Facilities Documentation Principles).

Mandatory Payments:	The Borrower will prepay the Term Loans (and, as set forth below, Revolving Credit Loans) with the following mandatory prepayments (subject to certain thresholds and basket amounts to be negotiated consistent with the Senior Credit Facilities Documentation Principles):

1. Asset Sale Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds of the sale or other disposition of any property or assets of the Company or any of its restricted subsidiaries (including the sale by the Company of any equity interests in any of its restricted subsidiaries and the issuance by any such restricted subsidiary of any equity interests but excluding certain asset sales to be agreed) to the extent the aggregate amount of such proceeds exceeds an amount to be agreed in any fiscal year payable no later than the third business day following the date of receipt, other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and other exceptions to be agreed and net cash proceeds from any specified asset sale that do not exceed $500,000,000.00 that are reinvested (or committed to be reinvested) in other assets useful in the business of the Company or any of its restricted subsidiaries within 365 days of such sale or disposition or, if so committed to be reinvested within such period, reinvested within 180 days thereafter; provided that on and after the date that the Term Loans have been mandatorily repaid in an aggregate principal amount equal to $750 million with the net cash proceeds of assets sales, any subsequent mandatory prepayments from the net cash proceeds of the sale or other disposition of any property or assets of the Company or any of its restricted subsidiaries shall be applied ratably to the Term Loans and Revolving Credit Loans then outstanding without a permanent reduction of the commitments under the Revolving Facility and then to cash collateralize outstanding Revolving Letters of Credit and LC Facility Letters of Credit, on a pro rata basis.

2. Insurance Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds of insurance or condemnation proceeds paid on account of any loss of any property or assets of the Company or any of its restricted subsidiaries to the extent such proceeds exceed an amount to be agreed in any fiscal year payable no later than the third business day following the date of receipt, other than net cash proceeds that are reinvested (or committed to be reinvested) in other assets useful in the business of the Company or any of its restricted subsidiaries (or used to replace damaged or destroyed assets) within 365 days of receipt of such net cash proceeds or, if so committed to be reinvested within such period, reinvested within 180 days thereafter.

Exhibit B-13

3. Indebtedness Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds received from the incurrence of indebtedness by the Company or any of its restricted subsidiaries (other than indebtedness otherwise permitted under the Senior Credit Facilities Documentation, excluding Refinancing Term Facilities and Refinancing Debt) payable no later than the business day following the date of receipt.

4. Excess Cash Flow: Commencing with the fiscal year ending 2018, prepayments in an amount equal to 75.0% of “Excess Cash Flow” (to be defined in a mutually acceptable manner) of the Company and its restricted subsidiaries, with stepdowns to 50.0% and 25.0% of Excess Cash Flow at corresponding Senior Secured Leverage Ratios to be respectively, equal to or less than 0.75x and equal to or less than .50x, as of the four-fiscal-quarter period ended as of the date of the applicable financial statements; provided that (i) “Excess Cash Flow” for the fiscal year ending 2018 shall be calculated commencing with the first full fiscal quarter ending after the Closing Date and (ii) at the option of the Company, any voluntary prepayments of loans under the Term Loan Facility (including prepayments at a discount to par offered to all Lenders under the applicable Term Loan Facility or under any Incremental Term Loan Facility, with credit given for the actual amount of the cash payment) made during such fiscal year or on or prior to the 90th day after the end of such fiscal year (and without duplication in the next fiscal year) other than prepayments funded with the proceeds of incurrences of long-term indebtedness, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (with the Senior Secured Leverage Ratio for purposes of determining the applicable Excess Cash Flow percentage above recalculated to give pro forma effect to any such cash pay down or reduction made during such time period); provided, further, that the option of the Company, any capital expenditures made during such fiscal year or on or prior to the 90th day after the end of such fiscal year (and without duplication in the next fiscal year) shall reduce the calculation of Excess Cash Flow for such fiscal year; provided, further, that any such Excess Cash Flow prepayments shall be required only if the amount of prepayment exceeds $20 million.

Except as expressly set forth above with respect to proceeds from asset sales which are applied to repay Revolving Credit Loans, all of the foregoing mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any), first, to the Term Loan Facility, including any Incremental Term Loan Facility (to be applied in the direct order of maturity); provided that each holder of loans under the Term Loan Facility may decline all or any portion of the prepayment allocable to it and declined amounts will be applied as mutually agreed upon, second, to the cash collateralize outstanding Letters of Credit and third, to the Company and its restricted subsidiaries.

Exhibit B-14

Mandatory prepayments will not be required to the extent the Company reasonably determines that any required repatriation of funds from the Company’s restricted subsidiaries in order to effect such prepayments would have a material adverse tax or cost consequence for itself or its beneficial owners, contravene applicable law or give rise to a risk of liability for the directors of such subsidiaries; provided that, in any event, the Company shall use commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such payment.

In addition, if at any time the outstandings pursuant to the Revolving Facility (including Revolving Letter of Credit outstandings and swingline loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Credit Loans and/or swingline loans (and/or the cash collateralization of Revolving Letters of Credit) shall be required in an amount equal to such excess within one business day. The above-described mandatory prepayments shall not reduce the aggregate amount of commitments under the Revolving Facility and amounts prepaid may be reborrowed.

In addition, if at any time the sum of the face amount of the LC Facility Letters of Credit and unused commitments with respect to the LC Facility Letters of Credit exceeds the aggregate commitments with respect to the LC Facility, cash collateralization of LC Facility Letters of Credit shall be required in an amount equal to such excess within one business day.

In addition, if at any time cash deposited in the Cash Collateral Account is released from the Cash Collateral Account and, as a result, the sum of the face amount of the Term Letters of Credit and unused commitments with respect to the Term Letters of Credit exceeds the aggregate amount on deposit in the Cash Collateral Account supporting the Term Letters of Credit, immediate prepayment of Term Loans and/or any Refinancing Term Facilities with respect to the Term Loans shall be required in an amount equal to such excess unless the Company shall make the additional cash deposits into the Cash Collateral Account as set forth in the immediately preceding paragraph.

Senior Credit Facilities

Documentation:	The definitive documentation relating to the Senior Credit Facilities (the “Senior Credit Facilities Documentation”) will be negotiated in good faith, will contain terms and conditions set forth in this Exhibit B and, to the extent not provided for herein, will be based on and give due regard to that certain Amended and Restated Credit Agreement dated as of June 30, 2017 (the “Existing Company Credit Agreement”), among the Company, the lenders and issuers party thereto and CACIB as administrative agent and collateral agent, and giving due regard to that certain Credit Agreement, dated as of October 28, 2013 (as

Exhibit B-15

amended through the Original Commitment Letter Date, the “Existing Comet Credit Agreement”), among Comet, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as the administrative agent and collateral agent, in each case with such changes to the terms set forth therein as may be mutually agreed upon, (a) taking into account (i) the terms set forth in the Commitment Letter, (ii) a model to be agreed upon and delivered to the Lead Arrangers by the Company (the “Company Model”) and (iii) the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Combination and the other transactions contemplated by the Commitment Letter) in light of their capitalization, size, business, industry, matters disclosed in the Business Combination Agreement and the Company’s proposed business plan and (b) include customary EU Bail-in provisions (collectively, the “Senior Credit Facilities Documentation Principles”). The Senior Credit Facilities Documentation will include the Senior Credit Facilities Administrative Agents’ respective customary administrative, operational and other similar agency provisions reasonably required by either such Senior Credit Facilities Administrative Agent.

Collateral:	Subject to the limitations set forth below in this section and, on the Closing Date, to the Limited Conditionality Provisions, the Company Obligations, the Guarantees and any Hedging/Cash Management Arrangements and certain bilateral letter of credit arrangements, with terms and limitations to be agreed, will be secured by first priority liens on and security interests in substantially all of the present and after-acquired assets of the Company and each other Credit Party (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”) including, but not limited to, (a) a perfected pledge of all of the capital stock directly held by the Company and each other Credit Party in any of its restricted subsidiaries and (b) perfected security interests (subject to permitted liens to be agreed) in, and mortgages on, substantially all tangible and intangible assets of each Company and each other Credit Party (including, without limitation, each Mortgaged Vessel (as defined in the Existing Company Credit Agreement), accounts receivable, inventory, equipment, general intangibles, substantially all other personal property, material fee-owned real property, intercompany indebtedness and the proceeds of the foregoing).

Notwithstanding anything to the contrary herein, but subject to the last two sentences of this paragraph, the Collateral shall not include: (i) any fee owned real property and real property leasehold interests in each case with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing); (ii) letter of credit rights (except to the extent a security interest therein can be perfected by the filing of a Uniform Commercial Code financing statement) and commercial tort claims, in each case, below a threshold to be agreed; (iii) pledges and security interests of assets or property prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment

Exhibit B-16

provisions of the Uniform Commercial Code (or foreign equivalent)); (iv) any asset or property if and for so long as the grant of a security interest therein is effectively prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, sublicense, agreement, instrument or other document; (v) any asset or property in which any Credit Party now or hereafter has rights, to the extent in each case a security interest or lien may not be granted by such Credit Party in such property without the consent of one or more third parties, including any governmental authority; (vi) where the cost of obtaining a security interest in, or perfection of, such assets is excessive in relation to the practical benefit to the Lenders afforded thereby as determined by the Collateral Agent in its sole discretion; (vii) equity interests of unrestricted subsidiaries to the extent that, and for so long as, such equity interests are pledged to secure indebtedness of such unrestricted subsidiary, and equity interests of captive insurance companies; (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and (ix) each of the following: (1) deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (2) deposit accounts used exclusively for taxes, including, without limitation, sales tax accounts, (3) escrow, defeasance and redemption accounts, (4) fiduciary or trust accounts and (5) accounts that hold permitted cash collateral for letters of credit not issued under the Revolving Facility or the LC Facility, bank acceptances, bank guarantees and other similar obligations and, in the case of clauses (1) through (5), the funds or other property held in or maintained in any such account. The foregoing are, collectively, the “Excluded Assets.” The foregoing exclusions shall not apply to any vessels required at any time to be mortgaged vessels. If any assets are Excluded Assets at any time solely as a result of clause (iv) and/or (v) above, the Company shall, at the reasonable request of the Collateral Agent, diligently pursue a waiver of such prohibition, breach, default or termination or any required consents, as applicable.

All the above-described pledges, security interests and mortgages shall be created and perfected on terms and pursuant to documentation that is usual and customary for financings of this type and in all cases subject to the Limited Conditionality Provisions.

Notwithstanding anything herein to the contrary, (i) no actions shall be required under the law of any non-U.S. jurisdiction in order to create or perfect any security interest other than (x) in respect of mortgaged vessels, (y) actions required under the law of Australia, Canada, Cayman Islands, Curacao, Jersey, Lichtenstein, Panama, Netherlands, Netherlands Antilles, Norway and the United Kingdom and (z) actions reasonably requested by the Collateral Agent in any other jurisdiction taking into account (1) the materiality of the relevant Collateral, (2) the cost thereof, and (3) the benefits to the Lenders afforded thereby, and

Exhibit B-17

(ii) no lien by any person organized outside of the United States shall be made that would result in any breach of any law or regulation (or analogous restriction) of the jurisdiction of organization of such person or result in a substantial risk to the officers or directors of such person of a civil or criminal liability. The Lenders are expressly advised that in certain jurisdictions it may be (A) impossible or impractical (including for legal and regulatory reasons) to create security over certain categories of assets or (B) it may take longer than agreed upon to grant or create such security over certain categories of assets, in which event the Collateral Agent will be empowered to grant the necessary extension of time for obtaining such security. If any actions are not taken in respect of Collateral solely as a result of clause (ii) of the preceding sentence, the Company shall, at the reasonable request of the Collateral Agent, diligently pursue any relevant governmental or third party consents or other authority to permit such subsidiary to create or perfect a security interest in such Collateral or to mitigate such risk of liability.

Representations and

Warranties:	Limited to the following (subject to materiality thresholds and exceptions to be mutually agreed and to be applicable to the Company and its restricted subsidiaries): good standing and organizational status; power and authority; execution; delivery and enforceability; no violation of, or conflict with law, charter documents or material agreements; ownership of subsidiaries; litigation; no defaults under material contracts; margin regulations; governmental and regulatory approvals; no consents; compliance with laws (including the Investment Company Act); PATRIOT Act and anti-terrorism laws; OFAC, FCPA and similar laws; Federal Power Act; Regulation H; use of proceeds; accuracy of disclosure in all material respects; financial statements; no material adverse change; no undisclosed liabilities; taxes; ERISA/pension plan compliance; labor matters; intellectual property; creation, perfection and priority of security interests; environmental laws; properties; mortgaged vessels; solvency of the Company and its consolidated subsidiaries, taken as a whole, on the Closing Date; and EEA financial institutions.

The representations and warranties will be required to be made on the Closing Date (but the accuracy thereof shall not be a condition precedent to the effectiveness of the Senior Credit Facilities Documentation except as set forth in the Limited Conditionality Provisions) and reaffirmed in connection with each extension of credit on and after the Closing Date.

Affirmative Covenants:

Limited to the following (applicable to the Company and its restricted subsidiaries): delivery of annual and quarterly financial statements (in each case, together with management discussion and analysis) (a) within 75 days of fiscal year end for each fiscal year and (b) within 45 days of fiscal quarter end for the first three fiscal quarters of each fiscal year, in each case unless such period is extended pursuant to applicable U.S. securities laws, rules or regulations or SEC guidelines (provided

Exhibit B-18

that no such extension shall apply beyond 120 days for annual financials and 60 days for quarterly financials), compliance certificates, collateral reporting requirements and other information (accompanied by customary management discussion and analysis and, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that (other than with respect to, or resulting from, (i) an upcoming maturity date under the Senior Credit Facilities or (ii) any potential inability to satisfy either of the Financial Covenants on a future date or for a future period) is not subject to qualification or exception as to “going concern” or the scope of such audit); annual budget; lender calls; delivery of notices of defaults and certain material events; commercially reasonable efforts to maintain ratings (but not to maintain a specific rating); inspections (including books and records) upon reasonable prior notice; maintenance of organizational existence and rights and privileges; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; undertaking with respect to North Ocean 105; maintenance of books and records; payment of taxes; corporate franchises; compliance with laws and regulations (including, without limitation environmental laws, labor relations; ERISA and the PATRIOT Act and anti-terrorism laws) and financial assistance regulations; OFAC, FCPA and similar laws; use of proceeds; designation of unrestricted subsidiaries; and further assurances on guarantee and collateral matters (including, without limitation, with respect to security interests in after-acquired property and, in the case of mortgaged property, prior flood due diligence satisfactory to each Lender and each Lender’s satisfaction that any applicable flood insurance compliance that meets the requirements of the Flood Disaster Protection Act and regulations promulgated pursuant thereto (such Lender’s satisfaction in each case to be provided in the form of a negative consent after a 60-day review period from the provision of information necessary to conduct flood due diligence)); subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be agreed.

Negative Covenants:

Limited to the following (to be applicable to the Company and its restricted subsidiaries): indebtedness, liens (which will permit liens on the Collateral securing certain bilateral lines of credit in an amount not to exceed the Available Floating LC Amount), no further negative pledges; restricted payments (including restricted junior debt payments); fundamental changes; disposition of assets; acquisitions and other investments (with exceptions for investments in restricted subsidiaries and joint ventures subject to limitations to be agreed); disposal of restricted subsidiary interests; sales and lease-backs; transactions with affiliates (with exceptions to include transactions among and between the Company and any of its restricted subsidiaries and transactions among and between the Company and its restricted subsidiaries, on the one hand, and joint ventures, on the other hand, to be agreed), conduct and nature of business; amendments or waivers of organizational documents and certain other material agreements; capital expenditures of the Company and its restricted subsidiaries not to exceed $300,000,000 per year during any fiscal year from 2018

Exhibit B-19

through 2023, with unused amounts being permitted to be carried forward to the immediately succeeding fiscal year (provided that acquisitions of marine vessels or subsidiaries that own marine vessels shall not be considered a capital expenditure for purposes of such amount); use of proceeds; changes to fiscal year; margin regulations; speculative transactions; cancellation of indebtedness; post-termination benefits; limitations on activities in Panama; and Vessel Flags, in each case subject to exceptions and qualifications to be agreed.

Financial Covenants:	The Senior Credit Facilities Documentation will contain the following financial maintenance covenants for the benefit of the Revolving Facility and the LC Facility:

(i) a minimum Fixed Charge Coverage Ratio (to be defined in a manner to be mutually agreed) of at least 1.50:1.00 at the end of each fiscal quarter;

(ii) a maximum Leverage Ratio (to be defined in a manner to be mutually agreed; provided that, the Leverage Ratio shall be calculated net of the amount of funds on deposit in the Cash Collateral Account) not to exceed 4.25:1.00 through the fiscal quarter ending September 30, 2019; 4.00:1.00 for the fiscal quarter ending December 31, 2019; 3.75:1.00 through the fiscal quarter ending December 31, 2020; 3.50:100 through the fiscal quarter ending December 31, 2021; and 3.25:1.00 for each fiscal quarter ending thereafter; and

(iii) minimum Liquidity (to be defined in a manner to be mutually agreed) as of the last day of any fiscal quarter of not less than $200,000,000 (collectively, the “Financial Covenants”).

The Financial Covenants will first be tested as of the end of the first full fiscal quarter ending after the Closing Date. For the fiscal quarters ending June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, EBITDA shall be deemed to be amounts to be agreed and will be set forth in the Senior Credit Facilities Documentation.

Events of Default:

Limited to the following (applicable to the Company and its restricted subsidiaries): nonpayment of principal, interest or fees (with a grace period of 3 business days for interest, fees and other amounts); failure to perform negative covenants or any Financial Covenant (and affirmative covenants to provide notice of default or maintain the Company’s existence) (provided that the Company’s failure to perform or observe any term, covenant or agreement contained under the Financial Covenants shall not constitute an event of default for purposes of the Term Loan Facility and the Lenders under the Term Loan Facility will not be permitted to exercise any remedies with respect to an uncured breach of the minimum Fixed Charge Coverage Ratio and minimum Liquidity Financial Covenants, unless and until (x) the Lenders under (x) the Revolving Facility and/or (y) the LC Facility have declared all such obligations to be immediately due and payable or (y) the Lenders under each of the Revolving Facility and/or the LC Facility

Exhibit B-20

have terminated the commitments thereunder in accordance with the Senior Credit Facilities Documentation); failure to perform other covenants subject to a 30 day cure period; incorrectness of representations and warranties in any material respect; cross event of default (after expiration of any grace periods) and cross acceleration to indebtedness, in each case, above a threshold to be agreed (including hedging agreements); bankruptcy, creditors’ process (or similar proceedings) and insolvency of the Company and its significant restricted subsidiaries; judgments above a threshold to be agreed; ERISA/pension plan events; invalidity of guarantees or security documents; loss of perfection with respect to Collateral; and Change of Control, in each case, subject to materiality, threshold, notice and grace period provisions to be agreed.

Conditions to Extensions

of Credit on Closing Date:	Subject to the Limited Conditionality Provisions, the several obligations of each Lender to make the initial loans and extensions of credit under the Senior Credit Facilities on the Closing Date will be subject only to those conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Exhibit D attached to the Commitment Letter.

Conditions Precedent to

each extension of credit

(other than on

the Closing Date):	The making of each extension of credit under the Revolving Facility and the LC Facility and the issuance of Term Letters of Credit after the Closing Date shall be conditioned upon (a) the accuracy of representations and warranties in all material respects, (b) the absence of defaults or events of default at the time of, and immediately after giving effect to the making of, such extension of credit, (c) receipt of a customary borrowing notice (or request for issuance of a letter of credit, as applicable) and (d) exposure in respect of alternative currencies not exceeding an alternative currency cap to be agreed.

Assignments and

Loan Buybacks:

Prior to the Closing Date, assignments of commitments under the Senior Credit Facilities shall be subject to the limitations set forth in the Commitment Letter. From and after the Closing Date, the Lenders may assign all, or a part of, their loans and commitments under the Senior Credit Facilities, in an amount of not less than (i) $1.0 million with respect to the Term Loan Facility and (ii) $5.0 million with respect to the Revolving Facility or the LC Facility, to their affiliates, affiliated funds or one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined in a mutually acceptable manner and consistent with the Senior Credit Facilities Documentation Principles but to exclude Disqualified Lenders) which are acceptable to (w) the Term Loan Administrative Agent or the Revolving and LC Facilities Administrative Agent, as applicable (not to be unreasonably withheld or delayed), (x) unless any payment or bankruptcy event of default is continuing or such assignment is to a Lender or an affiliate or

Exhibit B-21

affiliated fund thereof, the Company (not to be unreasonably withheld or delayed); provided that such bank, financial institution or other entity will be deemed acceptable to the Company if the Company does not otherwise reject such bank, financial institution or other entity within 5 business days provided, further, that the consent of the Company to such assignment shall be deemed to be given if the Company has not responded within 5 business days of a request for such consent, (y) with respect to Revolving Facility assignments, the Swingline Lender and each applicable Issuing Lender each such consent not to be unreasonably withheld or delayed and (z) with respect to LC Facility assignments, the applicable Issuing Lenders, each such consent not to be unreasonably withheld or delayed.

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Senior Credit Facilities Documentation; provided that assignments made to affiliates and other Lenders will not be subject to any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment.

The Lenders will be permitted to sell participations in Term Loans and loans and commitments under the Revolving Facility subject to customary limitations on voting rights.

In addition, the Senior Credit Facilities Documentation will allow for the Borrower to repurchase loans under the Term Loan Facility on a non-pro rata basis through open-market purchases or by means of a Dutch auction in accordance with customary procedures; provided that (i) no default or event of default has occurred and is continuing, (ii) any revolving credit facility may not be utilized to consummate such repurchase, (iii) any cancellation of indebtedness income arising from such repurchase will not increase the calculation of Consolidated EBITDA and (iv) all such repurchased loans under the Term Loan Facility will be automatically cancelled upon such repurchase.

Amendments and

Required Lenders:

No amendment, modification, termination or waiver of any provision of the Senior Credit Facilities Documentation will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the Senior Credit Facilities (collectively, the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment will not constitute an extension or increase of any commitment), (B) reductions of principal, interest or fees (other than a waiver of default interest) (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment will not constitute a reduction in principal), (C) extensions of scheduled amortization payments or final maturity or interest and fee payment dates (it being understood that a waiver of any condition

Exhibit B-22

precedent or the waiver of any default, event of default or mandatory prepayment will not constitute an extension of any scheduled amortization payment or the final maturity date or the date for payment of any interest or fees) and (D) voting requirements, (iii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the guarantees or all or substantially all of the value of the Collateral (other than in connection with any sale of the Collateral or of the relevant Guarantor permitted by the Senior Credit Facilities Documentation), and (iv) customary protections for the Senior Credit Facilities Administrative Agents, Swingline Lender and Issuing Banks will be provided.

Notwithstanding the foregoing, any modification or amendment to the calculation or formulation of the minimum Fixed Charge Coverage Ratio and minimum Liquidity Financial Covenants above or any change to any definition related thereto (as such definition is used for purposes of such Financial Covenants) and the waiver of any default thereunder shall only require the consent of the Required Lenders under the Revolving Facility and the LC Facility.

In addition, notwithstanding the foregoing, the Senior Credit Facilities Documentation may be amended to adjust the borrowing mechanics related to Swingline Facility with only the written consent of the Revolving and LC Facilities Administrative Agent, the applicable Swingline Lender (or Swingline Lenders) and the Company so long as the obligations of the Revolver Lenders and, if applicable, any other Swingline Lender are not affected thereby.

The Senior Credit Facilities Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

In addition, the Senior Credit Facilities Documentation may be amended to extend commitments and/or loans outstanding under the Term Loan Facility, the Incremental Term Loan Facilities, the Revolving Facility and the LC Facility pursuant to one or more tranches with only the consent of the Company, the Administrative Agent under the applicable facility and the respective extending Lenders and without the consent of any other Lender or Administrative Agent, it being understood that each Lender under the applicable tranche of the applicable facility shall be offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

The Senior Credit Facilities Documentation shall permit each Senior Credit Facilities Administrative Agent and the Collateral Agent, as applicable, together with the relevant Credit Party or Credit Parties and without the need for consent of any Lender, to amend the form, scope and content of any particular guarantee or collateral document to conform and/or comply with local law requirements and/or custom.

Exhibit B-23

Indemnity and Expenses:	The Borrower shall pay all reasonable and documented out-of-pocket expenses of the Senior Credit Facilities Administrative Agents, the Lead Arrangers, the Commitment Parties, the Issuing Lenders, the Swingline Lender and (solely in the case of enforcement) the Lenders (without duplication) in connection with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Senior Credit Facilities Documentation (limited to the reasonable and documented fees, disbursements and other charges of counsel identified herein and of a single local counsel in each relevant jurisdiction (and conflicts counsel in the event of an actual or perceived conflict of interest in each relevant jurisdiction) (except costs of in-house counsel), in each case to the extent reasonably incurred in connection with the Senior Credit Facilities and the preparation of the Commitment Letter, the Fee Letter, the Senior Credit Facilities Documentation and any security arrangements in connection therewith; provided that unless an Event of Default exists, the Borrower shall not be responsible for any fees and expenses under this clause for any advisors, consultants or other third party service providers engaged by the Senior Credit Facilities Administrative Agents, the Lead Arrangers, the Commitment Parties, the Issuing Lenders and the Swingline Lenders or any of their respective affiliates unless the Borrower shall have approved such engagement of such advisor, consultant or other third party advisor in writing prior to such engagement (such consent not to be unreasonably withheld, conditioned or delayed).

The Borrower will indemnify the Lead Arrangers, the Commitment Parties, the Senior Credit Facilities Administrative Agents, the Swingline Lender, the Issuing Lenders and the Lenders (together with their respective affiliates (and controlling persons) and the respective officers, directors, employees, agents, members (and successors and assigns) of each of the foregoing) and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (limited in respect of legal fees to reasonable and documented fees, disbursements and other charges of one firm of counsel for the Lead Arrangers, the Commitment Parties, the Senior Credit Facilities Administrative Agents, the Issuing Lenders, the Swingline Lender and the Lenders and one firm of local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest where the person affected by such conflict retains its own counsel, of another firm of counsel for such affected person in each relevant jurisdiction) and liabilities of each of the foregoing persons arising out of or relating to any claim or any litigation or other proceeding (regardless of whether any such person is a party thereto and whether or not such claim, litigation or other proceedings are brought by the Company, the Company’s equity holders, affiliates, creditors or any other person) that relates to the Transactions, including the financing contemplated hereby and the use of proceeds thereof, the Combination

Exhibit B-24

or any transactions connected therewith; provided that none of the Lead Arrangers, the Commitment Parties, the Senior Credit Facilities Administrative Agents, the Swingline Lender, the Issuing Lenders or any Lender will be indemnified for (i) (a) any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, (b) a material breach of the Senior Credit Facilities Documentation by such person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (c) any dispute that does not involve an act or omission by the Company or any of their affiliates and that is brought by an indemnified person against any other indemnified person (other than in its capacity as a Lead Arranger, Commitment Party, Issuing Lender, Swingline Lender, Term Loan Administrative Agent or Revolving and LC Facilities Administrative Agent or any other similar role with respect to the Senior Credit Facilities) or (ii) any settlement entered into by such person without the Company’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the foregoing indemnity will apply to any such settlement in the event that the Company was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume; provided, further, that if there is a final and non-appealable judgment by a court of competent jurisdiction, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this section.

Governing Law and

Jurisdiction:	The Senior Credit Facilities Documentation will provide that the Credit Parties will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York located in the Borough of Manhattan in New York City (except to the extent the Term Loan Administrative Agent, the Collateral Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Senior Credit Facilities Documentation, except with respect to certain security documents where applicable local law will apply.

Counsel to the Lead

Arrangers and the Term Loan

Administrative Agent:	Latham & Watkins LLP.

Counsel to the Revolving and

LC Facilities Administrative

Agent and the Collateral Agent:	Bracewell LLP.

Exhibit B-25

ANNEX I to

EXHIBIT B

Interest Rates:	All amounts outstanding under the Term Loan Facility will bear interest, at the Company’s option, at a rate per annum equal to:

(a) the Base Rate plus 4.00% per annum; or

(b) the reserve adjusted Eurodollar Rate plus 5.00% per annum.

All amounts outstanding under the Revolving Facility and LC Facility will bear interest at the rate per annum set forth below opposite the applicable level then in effect (based on the Leverage Ratio):

Level	Leverage Ratio	Base Rate Margin	Reserve adjusted Eurodollar Rate Margin
1	≥ 2.50x	3.250%	4.250%
2	< 2.50x and ≥ 1.50x	3.000%	4.000%
3	< 1.50x	2.750%	3.750%

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the Prime Rate, (y) the Federal Funds effective rate plus  1⁄2 of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0%, (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the applicable Senior Credit Facilities Administrative Agent to be the London interbank offered rate, as currently published on the applicable Reuters screen page (or such other commercially available source providing such quotation of such rate as may be designated by the applicable Senior Credit Facilities Administrative Agent from time to time), or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the applicable Senior Credit Facilities Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate or (z) if the rates in clauses (ii)(x) and (ii)(y) are not available, the quotation rate offered to the applicable Senior Credit Facilities Administrative Agent in the London interbank market, in each case as adjusted for applicable reserve requirements; provided that at no time will the reserve adjusted Eurodollar Rate with respect to the Term Loan Facility be deemed to be less than 1.00% per annum and, with respect to the Revolving Facility and the LC Facility, 0% per annum and (iii) “Prime Rate means the rate of interest last quoted by The Wall Street Journal

Exhibit B-I-1

as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the applicable Senior Credit Facilities Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the applicable Senior Credit Facilities Administrative Agent).

The Company may elect interest periods of 1, 2, 3 or 6 months (or, with the consent of all Revolving Lenders, 12 months or less) for reserve adjusted Eurodollar Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

Letter of

Credit Fees:	A per annum fee will accrue for the account of non-defaulting Lenders on the aggregate face amount of undrawn performance Letters of Credit at the “Performance Letter of Credit Fee” and on the aggregate face amount of all other undrawn Letters of Credit at the “Financial Letter of Credit Fee”, in each case, as set forth below (based on the Leverage Ratio), payable in arrears at the end of each quarter and upon the termination of the LC Facility or the Revolving Facility, as applicable, in each case for the actual number of days elapsed over a 360-day year.

Level	Leverage Ratio	Performance Letter of Credit Fee	Financial Letter of Credit Fee
1	≥ 2.50x	2.125%	4.250%
2	< 2.50x and ≥ 1.50x	2.000%	4.000%
3	< 1.50x	1.875%	3.750%

Commitment Fee:	Equal to 0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility and the LC Facility, payable to non-defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Swingline loans shall, for purposes of the commitment fee calculations only, not be deemed a utilization of the Revolving Facility.

Exhibit B-I-2

Exhibit C

Summary of the Bridge Facility

This Summary outlines certain terms of the Bridge Facility referred to in the Commitment Letter, of which this Exhibit C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	U.S. Borrower 1 and U.S. Borrower 2.

Guarantors:	The Parent and each subsidiary of the Company that is a borrower or is required to be a guarantor under the Senior Credit Facilities (as defined in Annex B to the Commitment Letter) (the “Guarantors”) will guarantee (the “Guarantee”) all obligations of the Borrower under the Bridge Facility.

Joint Lead Arrangers and

Joint Bookrunners:	Barclays Bank PLC (“Barclays”), Crédit Agricole Corporate and Investment Bank (“CACIB”), Goldman Sachs Bank USA, ABN AMRO Capital USA LLC (“ABN AMRO”), MUFG Bank LTD. (“MUFG”) and Royal Bank of Canada (“RBC”) will act as joint lead arrangers and joint lead bookrunners (in such capacities, the “Bridge Lead Arrangers”).

Co-Manager	Standard Chartered Bank (“Standard Chartered Bank”) will act as co-manager for the Bridge Facility.

Documentation Agent:	One or more financial institutions selected by the Bridge Lead Arrangers in consultation with the Company.

Syndication Agents:	One or more financial institutions selected by the Bridge Lead Arrangers in consultation with the Company.

Bridge Administrative Agent:	Barclays, in its capacity as Administrative Agent (the “Bridge Administrative Agent”).

Lenders:	Barclays, CACIB, GS, ABN AMRO, MUFG, RBC, Standard Chartered and/or other financial institutions selected by the Bridge Lead Arrangers, excluding any Disqualified Lenders (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:	Up to $1,300 million in aggregate principal amount of senior unsecured increasing rate senior unsecured bridge loans (the “Bridge Loans”) available in a single draw on the Bridge Closing Date (as defined below), as such amount may be reduced on a dollar-for-dollar basis by the aggregate net cash proceeds of all Equity Offerings as set forth in Section 9 in the Commitment Letter.

The aggregate principal amount of the Bridge Loans available to be borrowed on the Bridge Closing Date will be automatically reduced by the gross cash proceeds received by the Company from

Exhibit C-1

any sale or placement by the Company of Takeout Notes, other Takeout Debt or net cash proceeds of all Equity Offerings as set forth in Section 9 of the Commitment Letter consummated after the Original Commitment Letter Date and on or prior to the Bridge Closing Date.

Use of Proceeds:	The proceeds of the Bridge Loans will be used to refinance existing indebtedness, including the payment of related fees and expenses, to finance the Combination and for other purposes to be mutually agreed.

Closing Date:	The date on which Bridge Loans are made and the Combination is consummated (the “Bridge Closing Date”).

Ranking:	The Bridge Loans, the Guarantees and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Company’s and the Guarantors’ existing and future senior obligations (including all obligations under the Senior Credit Facilities) and will rank senior to all existing and future subordinated obligations of the Company and the Guarantors.

Security:	None.

Maturity:	All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Bridge Closing Date (the “Maturity Date”), which shall be extended as provided below.

If the Bridge Loans have not been previously repaid in full on or prior to the Maturity Date, the Bridge Loans shall automatically (if no bankruptcy event of default then exists) be converted into a senior unsecured term loan (the “Extended Term Loan”) due on the date that is six years following the Bridge Closing Date and will have the terms set forth in Annex 1 hereto. The date on which the Bridge Loans become the Extended Term Loan is referred to as the “Term Loan Extension Date.”

At any time and from time to time, on or after the Term Loan Extension Date, at the option of the Lenders, the Extended Term Loan may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex 2 hereto; provided that the Company may defer the first issuance of Exchange Notes until such time as the Company shall have received requests to issue an aggregate of at least $200 million in aggregate principal amount of Exchange Notes.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Annex 2 to this Exhibit C.

Exhibit C-2

Demand Failure Event:	Any failure to comply with the terms of a Bridge Takeout Notice (as defined in the Facilities Fee Letter) for any reason will be deemed to be a “Demand Failure Event” (as defined in the Facilities Fee Letter) under the Bridge Facility Documentation. A Demand Failure Event will not constitute a default or event of default under the Bridge Facility.

Interest Rate:	Until the earlier of (i) the first anniversary of the Bridge Closing Date or (ii) the occurrence of a Demand Failure Event (such earlier date, the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first three-month period commencing on the Bridge Closing Date, the Bridge Loans will bear interest at a rate per annum equal to LIBOR (as defined below) plus 762.5 basis points (the “Bridge Loan Initial Rate”) and (y) thereafter, interest on the Bridge Loans will be payable at a rate per annum equal to the Bridge Loan Initial Rate plus the Bridge Spread, reset at the beginning of each subsequent three-month period.

The “Bridge Spread” will initially be 50 basis points (commencing three months after the Bridge Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap (as defined in the Facilities Fee Letter) then in effect (plus default interest, if any).

From and after the Conversion Date, the Bridge Loans will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued interest will also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.

“LIBOR” means the London interbank offered rate for dollars for the relevant interest period; provided that with respect to the Bridge Loans, LIBOR shall be deemed to be no less than 1.00% per annum.

Overdue principal shall bear interest at the applicable interest rate plus 2.00% per annum, and any other overdue amount, including overdue interest, shall bear interest at the Bridge Loan Initial Rate, plus 2.00% per annum (the “Default Interest Rate”).

Funding Protection:	The Bridge Facility Documentation will include funding protection provisions substantially similar to those provisions contained in the Senior Credit Facilities, including breakage,

Exhibit C-3

gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy, liquidity requirements and other regulatory restrictions, including customary Dodd-Frank and Basel III protections.

Mandatory Prepayment:	Prior to the Conversion Date, 100% of the net proceeds to the Company, or any of its restricted subsidiaries from (a) any direct or indirect public offering or private placement of any debt or equity or equity-linked securities (other than issuances pursuant to employee stock plans), (b) any future bank borrowings (except borrowings under the Senior Credit Facilities or any existing revolving credit facility drawn in the ordinary course of business) and (c) subject to certain ordinary course exceptions and reinvestment rights (including amounts required, if any, to repay the Term Loan Facility or other senior secured indebtedness), any future asset sales or receipt of insurance proceeds, will be used to repay the Bridge Loans, in each case at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment. Mandatory prepayments of the Bridge Loans will be applied ratably among the outstanding Bridge Loans. Any proceeds from the sale or other placement of Takeout Notes or other Takeout Debt funded or purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the first anniversary of the Bridge Closing Date.

Change of Control:	Upon the occurrence of a Change of Control, the Company will be required to prepay in full all outstanding Bridge Loans at 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of prepayment.

Voluntary Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at the option of the Company, at any time without premium or penalty (subject to customary notice requirements), such prepayment to be made at par plus accrued interest.

Bridge Facility Documentation:

The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will be negotiated in good faith, will contain the terms and conditions set forth in this Exhibit C and customary EU Bail-in provisions and, to the extent not provided for herein, will be based on the terms of the Senior Credit Facilities, with customary changes to reflect the interim nature of the Bridge Facility and the fact that the Bridge Facility are unsecured and will take into account (a) the terms set forth in the Commitment Letter, (b) a model to be agreed and delivered to the Bridge Lead Arrangers by the Company and (c) the operational

Exhibit C-4

and strategic requirements of the Company and its subsidiaries (after giving effect to the Combination and the other transactions contemplated by the Commitment Letter) in light of their capitalization, size, business, industry, matters disclosed in the Business Combination Agreement and the Company’s proposed business plan (collectively, the “Bridge Documentation Principles”).

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties consistent with the Senior Credit Facilities with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles.

The representations and warranties in the Bridge Facility Documentation will be required to be made on the Bridge Closing Date (but, except as provided in the Limited Conditionality Provisions, the accuracy thereof will not be a condition precedent to the effectiveness of, or funding under, the Bridge Facility on the Bridge Closing Date).

Covenants:	The Bridge Facility Documentation will contain the following covenants: (a) affirmative covenants consistent with the Senior Credit Facilities with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles and (b) incurrence-based negative covenants that are usual and customary for publicly traded high-yield debt securities, in a manner to be mutually agreed. There will not be any financial maintenance covenants in the Bridge Facility Documentation. Prior to the Conversion Date, the debt, liens and restricted payment covenants will be more restrictive than those in the Extended Term Loans and Exchange Notes. Following the Conversion Date, the covenants relevant to the Extended Term Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	The Bridge Facility Documentation will contain such events of default as are consistent with the Senior Credit Facilities, consistent with the Bridge Documentation Principles.

Conditions Precedent to

Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent listed on Annex D attached to the Commitment Letter.

Assignments and Participations:

Prior to the Closing Date, assignments of commitments under the Bridge Facility shall be subject to the limitations set forth in the Commitment Letter. From and after the Bridge Closing Date, subject to the prior notification of the Bridge Administrative Agent, each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to

Exhibit C-5

its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Facility Documentation (which shall be defined to exclude Disqualified Lenders) without the consent of the Company; provided that, unless an event of default has occurred prior to the Maturity Date and is at such time continuing or there has been a Demand Failure Event (as defined in the Facilities Fee Letter), the Lenders may not assign more than 50% of the principal amount of the Bridge Loans without the consent of the Company (such consent not to be unreasonably withheld or delayed) (it being understood that the Lenders may participate their Bridge Loans as provided in the next paragraph (prior to the Maturity Date).

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Bridge Facility Documentation; provided that assignments made to affiliates and other Lenders will not be subject to any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Bridge Loans.

Requisite Lenders:	Lenders holding at least a majority of total Bridge Loans, with certain amendments requiring the consent of Lenders adversely affected thereby or Lenders holding all of the total Bridge Loans.

Indemnities and Expenses:	The Bridge Facility Documentation will provide customary and appropriate provisions relating to expenses, indemnity and related matters consistent with the Senior Credit Facilities.

Governing Law and Jurisdiction:	The Bridge Facility Documentation will provide that the Company will submit to the exclusive jurisdiction and venue of the federal and state courts in the Borough of Manhattan in the State of New York and will waive any right to trial by jury. New York law will govern the Bridge Facility Documentation.

Counsel to the Bridge Lead

Arrangers and the Bridge

Administrative Agent:	Latham & Watkins LLP.

Exhibit C-6

Annex 1 to Exhibit C

Summary of Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is six years after the Bridge Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at a rate per annum (the “Extended Term Loan Interest Rate”) equal to the Total Cap. Interest will be paid quarterly in arrears, computed on the basis of a 360-day year.

Default Rate:	Upon the occurrence and during the continuance of any payment or bankruptcy event of default, overdue principal, interest, fees and other amounts will bear interest at the applicable interest rate plus 2.00% per annum.

Guarantees:	Same as the Bridge Loans.

Security:	Same as the Bridge Loans.

Covenants, Defaults,

Offers to Repurchase:	The covenants, mandatory offers to purchase and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility.

Optional Prepayment:	Except in the case of a Demand Failure Event, the Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Company at any time.

Governing Law and Forum:	Same as the Bridge Loans.

Guarantees:	Same as the Bridge Loans.

Security:	None.

Exhibit C-1-1

Annex 2 to Exhibit C

Summary of Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Exhibit C to the Commitment Letter, of which this Annex 2 is a part. Capitalized terms used herein have the meanings assigned to them in Exhibit C to the Commitment Letter.

Exchange Notes

At any time on or after the Maturity Date, upon not less than five business days’ prior notice, the Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of such Bridge Loans so exchanged. At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Company of an equal principal amount of the Bridge Loans. No Exchange Notes will be issued until the Company receives requests to issue at least $200 million in aggregate principal amount of Exchange Notes (or, if less than $200 million, the aggregate principal amount of the Bridge Loans outstanding on the Conversion Date). The Company will issue Exchange Notes under an indenture (the “Indenture”) with a trustee reasonably acceptable to the Lenders.

Final Maturity:	The Exchange Notes will mature on the date that is six years after the Bridge Closing Date.

Interest Rate:	The Exchange Notes will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).

Interest on all Exchange Notes will be payable semi-annually in arrears.

Default interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:	The Exchange Notes may be redeemed, in whole or in part, at the option of the Company, at any time upon not less than 30 and no more than 60 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Bridge Closing Date and (ii) 50 % of the Total Cap from and including the third anniversary of the Bridge Closing Date to but excluding the fourth anniversary of the Bridge Closing Date, and then declining ratably on each yearly anniversary of the Bridge Closing Date to zero on the fifth year anniversary of the Bridge Closing Date.

In addition, prior to the third anniversary of the Bridge Closing Date, up to 35% of the original principal amount of the Exchange Notes may be redeemed with an amount equal to the net cash proceeds of a qualifying equity offering by the Company at a redemption price equal to par plus the Total Cap and accrued interest.

Exhibit C-1-1

Defeasance Provisions of

Exchange Notes:	Customary.

Modification:	Customary.

Change of Control:	Customary at 101%.

Covenants:	The Indenture will include covenants customary for publicly traded high yield debt securities and consistent with the Bridge Documentation Principles. For the avoidance of doubt, there will be no financial maintenance covenants.

Events of Default:	The Indenture will provide for Events of Default customary for publicly traded high yield debt securities and consistent with the Bridge Documentation Principles.

Registration Rights:	None.

Governing Law and Forum:	Same as the Bridge Loans.

Exhibit C-1-2

Exhibit D

Additional Conditions Precedent to the Facilities

Subject to the Limited Conditionality Provisions, these Conditions Precedent, together with those set forth in the first paragraph of Section 2 of the Commitment Letter, set forth the only conditions precedent to the effectiveness of, and the initial funding under, the Facilities referred to in the Commitment Letter, of which this Exhibit D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

The only conditions to the effectiveness of, and the initial funding under, the Facilities shall consist of the following (together with the other conditions to funding expressly set forth in the first paragraph of Section 2 of the Commitment Letter):

1.	The Business Combination Agreement shall be in form and substance satisfactory to the Lead Arrangers (it being understood that (i) the form of the Business Combination Agreement delivered to the Lead Arrangers on December 17, 2017 at 11:20 p.m. New York City time, (ii) the schedules to the Business Combination Agreement related to the Company delivered to the Lead Arrangers on December 18, 2017 at 2:07 a.m. and (iii) the schedules to the Business Combination Agreement related to the Target delivered to the Lead Arrangers on December 17, 2017 at 3:28 p.m. are in form and substance satisfactory to the Lead Arrangers). The Business Combination shall have been consummated or will be consummated substantially concurrently with the initial funding under the Facilities in accordance with the Business Combination Agreement. No conditions precedent to the consummation of the Combination or other provision of the Business Combination Agreement as in effect on the Original Commitment Letter Date shall have been waived, modified, supplemented or amended (and no consent granted), in any case by the Company or any of its affiliates, in a manner materially adverse to the Lenders in their capacities as Lenders, in each case, without the consent of the Arrangers, not to be unreasonably withheld or delayed; provided that any modification, amendment, waiver or consent in respect of the definition of “Comet Material Adverse Effect” shall be deemed to be materially adverse to the Lenders.

2.

The Arrangers shall have received (i) (A) audited consolidated balance sheets of the Company as at the end of each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Company for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date and (B) audited condensed consolidated balance sheets of the Target as at the end of each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related condensed consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows of the Target for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date; (ii) (A) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of operations, comprehensive income (loss) and cash flows of the Company for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Company’s fiscal year, subsequent to the date of the most recent audited financial statements of the Company and ended more than 45 days prior to the Closing Date and (B) an unaudited condensed consolidated balance sheet of the Target as at the end of, and related condensed consolidated statements of comprehensive income (loss) and cash flows of the Target for, each fiscal quarter (and, in the case of the statement of income and cash flows, the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Target’s fiscal year, subsequent to the date of the most recent audited financial statements of the

Exhibit D-1

Target and ended more than 45 days prior to the Closing Date; and (iii) a customary pro forma balance sheet and customary pro forma statements of income of the Company giving effect to the acquisition of the Target (subject to the limitations set forth below), in each case meeting the requirements of Regulation S-X for a Form S-3 registration statement (other than Rules 3-9, 3-10 and 3-16 of Regulation S-X and other customary exceptions for a Rule 144A offering) (it being understood that the Arrangers acknowledge having received all financial statements required to be delivered under this paragraph 2 that are publicly filed and available on the website of the SEC).

3.	Except (i) as set forth in the Comet Disclosure Letter (as defined in the Business Combination Agreement) and making reference to the particular subsection of the Business Combination Agreement to which exception is being taken, subject to Section 10.13 of the Business Combination Agreement, or (ii) as disclosed in the Comet Reports (as defined in the Business Combination Agreement) filed with the Securities & Exchange Commission after December 31, 2016 and prior to the Original Commitment Letter Date (excluding any disclosures in such Comet Reports (as defined in the Business Combination Agreement) in any risk factors section or in any section related to forward-looking statements), (a) as of the Original Commitment Letter Date and (b) as of the Closing Date, since December 31, 2016, there shall not have been any Comet Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Comet Material Adverse Effect; provided that notwithstanding the foregoing, in no event shall any change, effect, event, occurrence, state of facts or development that occurs due to the proposed consummation of the Transactions or the identity of the Company constitute a Comet Material Adverse Effect. “Comet Material Adverse Effect” shall have the meaning set forth in the Business Combination Agreement.

4.	All costs, fees, expenses and other compensation required to be paid by the Commitment Letter and the Fee Letter payable to the Commitment Parties, the Arrangers, the Senior Credit Facilities Administrative Agents, the Bridge Administrative Agent or the Lenders on the Closing Date and invoiced at least three business days prior to such date shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

5.	All indebtedness of, and letters of credit issued on behalf of, the Target under the (A) Amended and Restated Revolving Credit Agreement, dated as of July 8, 2015, by and among the Target, certain subsidiaries from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, (B) Credit Agreement, dated as of October 28, 2013, by and among the Target, certain subsidiaries from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, (C) Term Loan Agreement, dated as of July 8, 2015, among the Target, certain subsidiaries from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, (D) Note Purchase and Guarantee Agreement, dated as of July 22, 2015, among the Target, its Delaware obligor, and the purchasers party thereto, and (E) Note Purchase and Guarantee Agreement, dated as of December 27, 2012, among the Target, its Delaware obligor and the purchasers party thereto, in each case as amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Existing Target Indebtedness”), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, repaid, redeemed, defeased, discharged or (in the case of outstanding letters of credit) replaced, backstopped or cash collateralized, and any liens securing such indebtedness released.

6.

All indebtedness of, and letters of credit issued on behalf of, the Company under the (A) Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among the Company, the lenders from time to time party thereto and Crédit Agricole Corporate and Investment Bank, as administrative agent and (B) the Indenture, dated April 16, 2014, between the Company and Wells

Exhibit D-2

Fargo Bank, National Association, as trustee, pursuant to which the Company issued $500 million in aggregate principal amount of 8.00% Senior Secured Notes due 2021, in each case as amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Existing Company Indebtedness”), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, repaid, redeemed, defeased, discharged or (in the case of outstanding letters of credit) replaced, backstopped or cash collateralized, and any liens securing such indebtedness released.

7.	Subject to the Limited Conditionality Provisions, the Company shall have delivered to the Arrangers the following documentation relating to the Credit Parties consistent with the Senior Credit Facilities Documentation Principles and the Bridge Documentation Principles: (i) customary legal opinions, corporate records and documents from public officials, customary lien searches and customary officer’s and closing certificates as to each of the Credit Parties; (ii) customary evidence of authority; (iii) customary prior written notice of borrowing; and (iv) a solvency certificate from the chief financial officer of the Company substantially in the form of Annex I hereto, certifying that the Company and its subsidiaries are, on a consolidated basis after giving effect to the transactions contemplated hereby, solvent. Subject to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Collateral Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (subject to certain exceptions to be set forth in the applicable Facilities Documentation). The Specified Business Combination Agreement Representations will be true and correct to the extent provided in the second paragraph of Section 2 of the Commitment Letter. The Specified Representations will be true and correct in all material respects (except that in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and that any such representation qualified by materiality or material adverse effect will be true and correct in all respects).

8.	The Commitment Parties shall have received at least five business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Commitment Parties at least ten days prior to the Closing Date.

9.	With respect to the Senior Credit Facilities, the Arrangers shall have received the Confidential Information Memorandum (it being understood that the Confidential Information Memorandum will include customary summary historical and pro forma financial information) for use in the syndication of the Senior Credit Facilities by a date sufficient to afford the Arrangers a period of at least 15 consecutive business days following the delivery of the Required CIM (as defined below) to syndicate the Senior Credit Facilities prior to the Closing Date; provided that (x) January 15, 2018 and February 19, 2018 shall not be considered business days for purposes of calculating the 15 consecutive business day period and (y) if such 15 consecutive business day period has not ended on or prior to December 15, 2017, then such period shall not commence prior to January 2, 2018. A Confidential Information Memorandum that complies with the requirements set forth in the immediately preceding sentence and clause (i) of the first sentence in the second paragraph of Section 3 of the Commitment Letter is referred to herein as the “Required CIM.”

If the Company in good faith reasonably believes it has delivered the Required CIM, it may deliver to the Arrangers a written notice to that effect, in which case the Required CIM will be deemed to have been delivered on the date such notice is received by the Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice

Exhibit D-3

is received by the Arrangers, in each case, unless the Arrangers in good faith reasonably believe that the Company has not completed delivery of the Required CIM and, within two business days after the receipt of such notice from the Company, the Arrangers deliver a written notice to the Company to that effect (stating with reasonable specificity which information required to be included in the Required CIM has not been delivered).

10.	With respect to the Bridge Facility, (a) the Company shall have entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Arrangers, pursuant to which the Company will engage the Investment Banks in connection with a potential issuance of Takeout Notes, Takeout Equity or other financing the proceeds of which will be used to fund certain payments payable by the Company in the Combination or to refinance all or any portion of the existing debt of the Company and the Target or of the Bridge Facility and (b) there shall have elapsed at least 15 consecutive business days prior to the Closing Date after the date on which the Company shall have provided to the Arrangers a customary preliminary offering memorandum suitable for use during such period in a customary “high yield road show” relating to the offering of the Takeout Notes pursuant to Rule 144A under the Securities Act (other than the “description of notes,” “plan of distribution” and other sections customarily provided by the Investment Banks or their counsel) including audited annual financial statements and interim financial statements, pro forma financial statements for recent or probable material acquisitions (including, without limitation, the acquisition of the Target) and the underlying historical financial statements (but in each case only to the extent the same would be required to be included in a registration statement on Form S-3 in accordance with Regulation S-X) and other financial data of the type and form customarily included in such offering memoranda, prepared, in the case of the historical and pro forma financial statements, in accordance with Regulation S-X under the Securities Act (and, with respect to pro forma financial statements, including for the twelve-month period ended on the last day of the most recently completed four-fiscal-quarter period presented, as if Regulation S-X was applicable to such financial statements), subject to customary exceptions for offerings pursuant to Rule 144A (“for life”) under the Securities Act (it being understood that consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A may be excluded), which will be in a form that will enable each applicable accounting firm to render a customary “comfort letter” (including customary “negative assurances”); provided that (x) January 15, 2018 and February 19, 2018 shall not be considered business days for purposes of calculating the 15 consecutive business day period and (y) if such 15 consecutive business day period has not ended on or prior to December 15, 2017, then such period shall not commence prior to January 2, 2018. A preliminary offering memorandum that complies with the requirements set forth in the immediately preceding sentence is referred to herein as the “Required Offering Document.”

If the Company in good faith reasonably believes it has delivered the Required Offering Document, it may deliver to the Arrangers a written notice to that effect, in which case the Required Offering Document will be deemed to have been delivered on the date such notice is received by the Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is received by the Arrangers, in each case, unless the Arrangers in good faith reasonably believe that the Company has not completed delivery of the Required Offering Document and, within two business days after the receipt of such notice from the Company, the Arrangers deliver a written notice to the Company to that effect (stating with reasonable specificity which information required to be included in the Required Offering Document has not been delivered).

Exhibit D-4

11.	The Company shall have obtained commitments in respect of the remainder of the LC Facility and the remainder of the Revolving Facility on the same terms and conditions as the Commitment Parties’ commitments herein and such commitments shall have become effective under the Senior Credit Facilities Documentation.

12.	On the Closing Date at least $350 million of letters of credit, bank guarantees or similar obligations shall be outstanding for the account of the Company and/or its subsidiaries under bilateral lines of credit under or as replacements of letters of credit, bank guarantees and similar obligations issued by any of Riyadh Bank, Lloyds, Samba Financial, Europe Arab Bank, HSBC and/or Mashreq Bank as of the Original Commitment Letter Date (the “Closing Date Bilateral Amount”).

Exhibit D-5

Annex I

Form of Solvency Certificate

[Date]

This Solvency Certificate (this “Certificate”) is delivered by MCDERMOTT INTERNATIONAL, INC., a Panamanian corporation (the “Borrower”), in connection with that certain Credit Agreement dated as of [Date] (the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and [            ], as Senior Credit Facilities Administrative Agents. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.

Pursuant to Section [    ] of the Credit Agreement, I, the Chief Financial Officer of the Borrower, solely in such capacity and not in my individual capacity, hereby certify that, after giving effect to the Transactions, on the date hereof:

(a) The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.

(b) The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.

(c) The Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business.

(d) The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital.

(e) The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:

Name:
Title: Chief Financial Officer

Annex I-1